UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Helix TCS, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

81-4046024

(I.R.S. Employer Identification No.)

5300 DTC Parkway

Suite 300

Greenwood Village, CO 80111

(Address of principal executive offices)

(720) 328-5372

(Registrant's telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered: None

Name of each exchange on which each class is to be registered: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b2 of the Exchange Act.

Large accelerated filer	[___]	Accelerated filer	[___]
Non-accelerated filer (Do not check if a smaller reporting company)	[___]	Smaller reporting company	[_X_]

ITEM 1. BUSINESS

The Company

Helix TCS Inc. ("we," "us," "Helix," or the "Company") was incorporated in Delaware on March 13, 2014 until its acquisition of the assets of Helix TCS, LLC discussed below. We changed our name from Jubilee4 Gold, Inc. to Helix TCS, Inc. effective October 25, 2015.

Our Acquisition of Helix

Effective Oct 25, 2015 (the "Effective Date"), we entered into an acquisition and exchange agreement (the "Agreement") with Helix TCS LLC (the "LLC"). We closed the transaction contemplated under the Agreement (the "Acquisition") on December 23, 2015 and Helix TCS, LLC was merged into and with Helix.

Pursuant to the terms and conditions of the Agreement, the member who owned 100% of the issued and outstanding units of Helix TCS, LLC immediately prior to the closing of the Acquisition exchanged its units for an aggregate of 22,225,000 shares of our common stock (post-reverse split), and all of our issued Class A Preferred Stock.

The Opportunity

Legal cannabis businesses operate facilities for the cultivation, processing/infused products manufacturing, wholesale distribution, and retail distribution of cannabis products. Cultivation sites may operate indoors with the use of artificial light, or outdoors in the open air or inside greenhouses. Processors include operations that trim and package raw marijuana flowers for sale, as well as businesses that extract oils from raw marijuana to produce cannabis-related consumable products. Distribution facilities include medical marijuana dispensaries serving patient populations, as well as cannabis retailers in states with recreational marijuana laws. Some legal cannabis facilities combine groups of these operations under one roof. All facility types require security services to protect against theft, and in many cases to comply with regulatory requirements. Thousands of cannabis facilities currently comprise the potential market for security services.

The Helix Mission

It is our mission to be a leading comprehensive security and operating environment solutions provider catering to businesses in the legalized cannabis industry. As a security industry expert based in Denver, Colorado, Helix plans to expand its operations to serve additional legalized U.S. states as cannabis sale regulations are implemented.

Commercial Services

Security is a primary concern for licensed cannabis businesses and the state regulators who oversee each program. Permitted facilities must adopt strong security systems to protect their businesses and comply with regulations. These businesses maintain valuable inventories onsite, and typically also have significant cash holdings since transactions are often conducted in cash. Facilities are exposed to theft both from outsiders and employees. In addition, business operators in most legal cannabis states must show regulatory agencies that security systems carefully protect and track inventories and transactions. Failure to do so could not only result in large losses, but would also threaten businesses' operating permits and force closure. In Washington and Colorado, the new adult cannabis use laws introduced and stressed the need for on premise security to control and enforce the age restrictions and act as a deterrent to the general public who are now able to freely enter cannabis shops.

We provide effective security solutions to cannabis businesses, including assessments and planning, security system design and implementation, asset protection, transport, and assurance of security for the state licensing process. All systems and services are guaranteed to meet individual state regulatory requirements and to achieve compliance.

Security Systems

We provide security system assessment services for our customers and licensed cannabis business operators. Our core existing products and services include the following:

IP CCTV systems
Intrusion alarm systems
Perimeter alarm systems
Access control
Security consulting

Physical Security

In 2015, Helix commenced offering armed and unarmed guards and armed transport services to the cannabis industry in Colorado. We now provide site risk assessments and consulting services as well. The Company has made significant investments in specialized vehicles, state security licenses, and high-level training programs, which have generated positive results in customer acquisition and retention. We have expanded our market further in 2016 by signing new clients in Colorado and forming strategic partnerships to facilitate the potential for national expansion.

Our physical security solutions include the following:

Armed and unarmed guards
Armored transport
Background checks
Investigations
Risk assessment

Industry and Regulatory Background

In the 1930's, Congress made marijuana illegal on the federal level, and it was scheduled as a narcotic. In the 1960s and 1970s, as the popularity of marijuana use grew, states began to realize that they needed drug policies consistent with the community and consumer use of marijuana. Under the Federal Controlled Substances Act (CSA) of 1970, marijuana is currently classified as a "Schedule I drug". The level of enforcement in states varies widely regarding marijuana.

In 1996, Oregon and California passed legislation that legalized the possession and consumption of marijuana and use for medical purposes. As of August 1, 2016, 23 states and the District of Columbia have legalized marijuana in one form or another. The Colorado, Washington, Oregon, and Alaska state policies to legalize recreational marijuana were not challenged by federal authorities, which was largely due to the guidance put forth in the August 29, 2013 memorandum from James Cole, the U.S. Deputy Attorney General, titled "Guidance Regarding Marijuana Enforcement". This memorandum states that federal enforcement agencies are unlikely to enforce the Controlled Substances Act ("CSA") in states where marijuana has been legalized, and where the regulation and control is functional.

On the federal level, marijuana has been considered an illegal substance since 1930. This has caused various impediments, the most prominent of which is banking. Although the U.S. Treasury has provided guidance intended to give banks the confidence that they can work with marijuana businesses in legal cannabis states, many banks are still reluctant to do so.

The Market

The market has two categories of participants: consumers (i.e. users, retail buyers, individuals) and businesses (i.e. operators, cultivators, retailers, processors, etc.). Consumers are those that are permitted to use marijuana for medicinal purposes and have received medical advice from physicians for conditions that qualify for treatment with cannabis under state-specific guidelines. In Colorado, Washington, Oregon, and Alaska, anyone who is 21 years or older can consume cannabis products for medical purposes as described above, or for recreational purposes.

Businesses include companies that handle or touch marijuana directly, including cultivators, processors, dispensaries and retail distributors. Also, included in businesses are companies that do not directly handle the marijuana plant or products, but benefit from the industry as participating ancillary businesses (i.e. equipment manufacturers, insurance companies, lenders, etc.).

Legal cannabis businesses that produce and distribute cannabis products serve patient and adult consumer populations in  states that have passed and enforce cannabis laws. As more states adopt marijuana regulations to legalize cannabis, the number of businesses in the industry may accelerate rapidly.

Sales and Marketing Strategy

For 2017, Helix is targeting customers in seven states and Washington D.C., which we believe are the most active legal cannabis territories in the national market. While market data sources are limited for the industry, Helix estimates that there may be over 6,600 permitted cannabis facilities within its targeted territories in 2016-2017.

Growth within these states, in addition to new states coming online and the expansion of cannabis programs in mature state markets, will increase the addressable market. These expanded state regulatory approvals that permit larger patient bases for medical and recreational cannabis use further imply and emphasize the potential for substantial expansion beyond the near-term opportunities.

Many states are emulating Colorado's regulatory model, which requires tight business security, compliance, and adherence to regulations enforced by state and industry oversight agencies. Helix's experience with compliance in multiple states and municipalities provides a significant competitive advantage for serving businesses in new markets, especially those that are adopting rules similar to Colorado cannabis laws.

The cannabis industry is expanding, not only in terms of the number of states with cannabis laws, but also in the scope of business transactions allowed under state regulations. Colorado and Washington, for example, have approved the legal sale of both recreational use and medical use marijuana. This has increased cannabis sales, revenue, and taxes in those states, when compared to the market size of medical cannabis alone. The successful results of these state cannabis programs provide viable incentives for other states to legalize cannabis for recreational use.

Helix expanded operations through acquisition of new customers in the growing cannabis market both by entering new states and capitalizing on the growth of its large customer base in Colorado. In addition, Helix will continue to achieve market penetration in key states by working with state regulatory agencies to influence security compliance, adding key personnel, word of mouth, client expansion into new markets and targeted marketing campaigns in Arizona, Alaska, Oregon and California which characterize the lion's share of new opportunities outside of Colorado and Washington.

Employees

As of September 30, 2016, we employed 64 full time employees. We believe that the employer-employee relationships in our Company are positive. We have no labor union contracts.

Competition

We have positioned ourselves as an innovative security firm with a recognizable brand that offers effective and consistent services. Our competition in the security services sector of the cannabis industry includes: Blue Line Protection Group, Security Grade Protective Services, Safe Systems, Inc., Canna Security America (CSA), Iron Protection Group, and a variety of smaller, local security companies. Certain of these security providers are larger than we are and have greater financial resources than we do. We believe that we can continue to compete with these companies based on our favorable reputation for outstanding reliability, customer service, and value added. There is no assurance, however, that our ability to deliver services successfully will not be impacted by competition that currently exists or may arise in the future.

Government Regulation

Marijuana is categorized as a "Schedule I" controlled substance by the Drug Enforcement Agency and the United States Department of Justice. It is illegal to grow, possess, sell, purchase, and/or consume cannabis under Federal law. A Schedule I controlled substance is defined as a substance that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The Department of Justice also characterizes Schedule I controlled substances as the most dangerous drugs of all the drug schedules with potentially severe psychological and/or physical dependence.

Despite this, there have been 23 states and the District of Columbia that have passed state laws that permit doctors to prescribe cannabis for medical use. Additionally, Colorado, Washington, Alaska, Oregon, and the District of Columbia have enacted laws that allow recreational adult use of cannabis. This has created an unpredictable business environment for cannabis companies that can legally operate under state laws but are nonetheless openly in violation of Federal laws. On August 29, 2013, United States Deputy Attorney General James Cole issued the Cole Memorandum (the "Cole Memo") to United States Attorneys guiding them to prioritize enforcement of Federal law away from the cannabis industry operating as permitted under state law, so long as:

*	cannabis is not being distributed to minors and dispensaries are not located around schools and public buildings;
*	the proceeds from sales are not going to gangs, cartels or criminal enterprises;
*	cannabis grown in states where it is legal is not being diverted to other states;
*	cannabis-related businesses are not being used as a cover for sales of other illegal drugs or illegal activity;
*	there is not any violence or use of fire-arms in the cultivation and sale of marijuana;
*	there is strict enforcement of drugged-driving laws and adequate prevention of adverse health consequences; and
*	cannabis is not grown, used, or possessed on Federal properties.

The Cole Memo is intended only as a guide for United States Attorneys and does not alter in any way the Department of Justice's Federal authority to enforce Federal law, including Federal laws relating to cannabis, regardless of state law. We believe and have implemented procedures and policies to ensure that we are operating in compliance with the Cole Memo. However, we cannot provide assurance that our actions are in full compliance with the Cole Memo or any other laws or regulations.

While initially it was difficult for us to access the banking system it has become easier with less stringent interpretations of the Cole Memo. Our banks have requested information from us through questionnaires based on the Cole Memo and believe the banks have realized that our participation in the marijuana industry is limited by the amounts of marijuana that our employees are exposed to and the vendors that we pay.

The Obama administration has effectively stated that it is not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana. However, there is no guarantee that the administration will not change its stated policy regarding the low-priority enforcement of federal laws. Additionally, any new administration that follows could change this policy and decide to enforce the federal laws strongly. Any such change in the federal government's enforcement of current federal laws could cause significant financial damage to us. While we do not intend to harvest, distribute or sell cannabis, we may be irreparably harmed by a change in enforcement by the Federal or state governments.

ITEM 1A. RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled "Forward Looking Statements." The risks and uncertainties described below are not the only ones we are facing. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected and our shareholder may lose all or part of their investment in our company.

RISKS RELATED TO OUR BUSINESS AND OUR INDUSTRY

Our business is heavily dependent on state laws pertaining to the cannabis industry.

As of 2016, 23 states and the District of Columbia allow individuals to use medical cannabis legally. Furthermore, Colorado, Washington, Oregon and Alaska have legalized cannabis for adult recreational use. Continued growth and innovation in the cannabis industry is dependent upon continued legislative acceptance and approval  of cannabis use at the state level. Any number of factors could slow or halt progress in this area. Further, progress in the cannabis industry, while encouraging, is not assured. While there may be ample public support for legislative action, numerous factors impact the legislative process. Any one of these factors could slow or halt the use or sale of cannabis, which would negatively impact our business.

Cannabis remains illegal under Federal law.

Despite the emergence of a cannabis industry legal under state laws, state laws legalizing medicinal and adult cannabis use are in conflict with the Federal Controlled Substances Act, which classifies cannabis as a Schedule I controlled substance and makes cannabis use and possession illegal on the Federal level. The United States Supreme Court has ruled that it is the Federal government that has the right to regulate and criminalize cannabis, even for medical purposes, and thus, Federal law criminalizing the use of cannabis preempts state laws that legalize its use. However, the Obama Administration has effectively stated that it is not an efficient use of resources to direct Federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical and recreational cannabis. Yet, there is no guarantee that the Obama Administration will not change its stated policy regarding the low-priority enforcement of Federal laws in states where cannabis has been legalized. Additionally, we face another presidential election cycle in 2016, and a new administration could introduce a less favorable policy or decide to increase enforcement of Federal laws. Any negative material change in the Federal government's policy on enforcement of these laws could potentially cause significant financial damage to us and our shareholders.

Laws and regulations affecting the cannabis industry are constantly changing, which could potentially have a detrimental effect on our business. We cannot predict the impact that future regulation may have on us.

Local, state, and federal cannabis laws and regulations are constantly changing and they are subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or to alter one or more of our service offerings. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our revenues, profitability, and financial condition.

We cannot predict the nature of any future laws, rules, regulations, interpretations, or applications, nor can we predict or determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business. Changes in laws or interpretation of laws could potentially have a material adverse effect on our business, financial condition, and results of operations. It is possible that we could be forced to alter our service offerings for various reasons.

As possession and use of cannabis are illegal under the Federal Controlled Substances Act ("CSA"), we may be deemed to be aiding and abetting illegal activities through the services that we provide to users. As a result, we may be subject to enforcement actions by law enforcement authorities, which would materially and adversely affect our business.

Under Federal law, and more specifically the Federal Controlled Substances Act, the possession, use, cultivation, and transfer of cannabis is illegal. Our business provides services to customers that are engaged in the business of possession, use, cultivation, and/or transfer of cannabis. As a result, law enforcement authorities, in their attempt to regulate the illegal use of cannabis, may seek to bring an action or actions against us, including, but not limited, to a claim of aiding and abetting another's criminal activities. The Federal aiding and abetting statute provides that anyone who "commits an offense against the United States or aids, abets, counsels, commands, induces or procures its commission, is punishable as a principal." 18 U.S.C. §2(a). As a result of such an action, we may be forced to cease operations and our investors could lose their entire investment. Such an action would have a material negative effect on our business and operations.

Federal enforcement practices could change with respect to services providers to participants in the cannabis industry, which could adversely impact us. If the federal government were to change its practices, or were to expand its resources attacking providers in the cannabis industry, such action could have a materially adverse effect on our operations, our customers, or the sales of our products.

It is possible that additional Federal or state legislation could be enacted in the future that would prohibit our customers from selling cannabis, and if such legislation were enacted, such customers may discontinue the use of our services, our potential source of customers would be reduced, causing revenues to decline. Further, additional government disruption in the cannabis industry could cause potential customers and users to be reluctant to use our services, which would be detrimental to the Company. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

Expansion by well-established security companies into the cannabis industry could prevent us from realizing anticipated growth in customers and revenues.

Traditional security companies may expand their businesses into cannabis security services. If they decided to expand into cannabis security services, this could hurt the growth of our business and cause our revenues to be lower than we expect.

Due to our involvement in the cannabis industry, we may have a difficult time obtaining the insurance coverage that is desired to operate our business, which may expose us to additional risk and financial liabilities.

Insurance that is otherwise readily available, such as workers compensation, general liability, and directors and officers insurance, is more difficult for us to find, and more expensive, because we are service providers to companies in the cannabis industry. There are no guarantees that we will be able to find such insurances in the future, or that the cost will be affordable to us. If we are forced to go without such insurances, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities.

Participants in the cannabis industry may have difficulty accessing the service of banks, which may make it difficult for us to operate.

Despite recent rules issued by the United States Department of the Treasury mitigating the risk to banks who do business with cannabis companies permitted under state law, as well as recent guidance from the United States Department of Justice, banks remain wary to accept funds from businesses in the cannabis industry. Since the use of cannabis remains illegal under Federal law, there remains a compelling argument that banks may be in violation of Federal law when accepting for deposit, funds derived from the sale or distribution of cannabis. Consequently, businesses involved in the cannabis industry continue to have trouble establishing banking relationships. An inability to open bank accounts may make it difficult for us, or some of our customers, to do business.

We have a limited operating history and if we are not successful in continuing to grow our business, then we may have to scale back or even cease our ongoing business operations.

We have a limited operating history. Our operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We have not generated positive earnings and there can be no assurance that we will achieve profitable operations. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

We may need additional capital to fund our operations.

Even with the proceeds of the September Private Placement, we will require additional capital to fund our current operations and anticipated expansion of our business and to pursue targeted revenue opportunities. We cannot assure you that we will be able to raise additional capital. If we are able to raise additional capital, we do not know what the terms of any such capital raising would be, and whether they will be on terms acceptable to us. In addition, any future sale of our equity securities would dilute the ownership and control of our current shareholders and could be at prices substantially below prices at which our shares currently trade. Our inability to raise capital could require us to significantly curtail or terminate our operations.

Our failure to manage growth effectively could impair our business.

Our business strategy envisions a period of rapid growth that may put a strain on our administrative, operational resources and funding requirements. Our ability to effectively manage growth will require us to continue to expand the capabilities of our operational and management systems and to attract, train, manage and retain qualified personnel. There can be no assurance that we will be able to do so, particularly if losses continue and we are unable to obtain sufficient financing. If we are unable to successfully manage growth, our business, prospects, financial condition, and results of operations could be adversely affected.

Our plans are dependent upon key individuals and the ability to attract qualified personnel.

In order to execute our business plan, we will be dependent on Zachary Venegas, our Chief Executive Officer and Director. The loss of Mr. Venegas could have a material adverse effect upon our business prospects. Moreover our success continues to depend to a significant extent on our ability to identify, attract, hire, train and retain qualified professional, creative, technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that we will be successful in identifying, attracting, hiring, training, and retaining such personnel in the future. If we are unable to hire, assimilate and retain such qualified personnel in the future, our business, operating results, and financial condition could be materially adversely effected. We may also depend on third party contractors and other partners, to assist with the execution of our business plan. There can be no assurance that we will be successful in either attracting and retaining qualified personnel, or creating arrangements with such third parties. The failure to succeed in these endeavors would have a material adverse effect on our ability to consummate our business plans.

We have taken various steps to address our ability to retain our key employees. We have nondisclosure and non-compete agreements with all of our employees.

Our lack of patent and/or copyright protection and any unauthorized use of our proprietary information and technology, may adversely affect our business. Information technology, network and data security risks could harm our business.

We currently rely on a combination of protections by contracts, including confidentiality and nondisclosure agreements, and common law rights, such as trade secrets, to protect our intellectual property which includes business processes. However, we cannot assure you that we will be able to adequately protect our intellectual property from misappropriation in the U.S. This risk may be increased due to the lack of any patent and/or copyright protection. Despite our efforts to protect our intellectual property rights, others may independently develop similar marks or duplicate our service offerings. In addition, it is difficult to monitor compliance with, and enforce, our intellectual property rights in the U.S. in a cost-effective manner. If any of our proprietary rights are misappropriated or we are forced to defend our intellectual property rights, we will have to incur substantial costs. Such litigation could result in substantial costs and diversion of our resources, including diverting the time and effort of our senior management, and could disrupt our business, as well as have a material adverse effect on our business, prospects, financial condition and results of operations. We can provide no assurance that we will have the financial resources to oppose any actual or threatened infringement by any third party.

Security breaches and other disruptions could compromise our information and expose us to liability, which could cause our business and reputation to suffer.

Our business faces security risks. Our failure to adequately address these risks could have an adverse effect on our business and reputation. Computer viruses, break-ins, or other security problems could lead to misappropriation of proprietary information and interruptions, delays, or cessation in service to our customers.

As a public company, we are required to incur substantial expenses.

We are subject to the periodic reporting requirements of the Exchange Act, which requires, among other things, review, audit, and public reporting of our financial results, business activities, and other matters. SEC regulations, including regulations enacted as a result of the Sarbanes-Oxley Act of 2002, have also substantially increased the accounting, legal, and other costs related to compliance with SEC reporting obligations. If we do not have current information about our Company available to market makers, they will not be able to trade our stock. The public company costs of preparing and filing annual and quarterly reports, and other information with the SEC will cause our expenses to be higher than they would be if we were privately-held. These increased costs may be material and may include the hiring of additional employees and/or the retention of additional advisors and professionals. Our failure to comply with the federal securities laws could result in private or governmental legal action against us and/or our officers and directors, which could have a detrimental effect on our business and finances, the value of our stock, and the ability of stockholders to resell their stock.

RISKS RELATED TO OUR COMMON STOCK

Our officers and directors own a large amount of our common stock and are in a position to affect all matters requiring shareholder approval, which may limit minority shareholders' ability to influence corporate affairs.

As of November 7, 2016, our control entity, Helix Opportunities, LLC, and its officers and directors beneficially own an aggregate of 23,185,000 shares of our common stock (84.2%). We have approximately 27,725,697 outstanding shares of common stock as of November 7, 2016 (out of which 960,000 have not been issued). These persons are in a position to significantly affect all matters requiring shareholder approval, including the election of directors. This level of control may also have an adverse impact on the market value of our shares, as the control entity can institute or undertake transactions, policies or programs, that result in losses. In addition, they might not take steps to increase visibility and presence in the financial community and/or may sell sufficient numbers of shares to significantly decrease the appropriate price per share.

The interests of our officers, directors and their affiliates may differ from the interests of other shareholders with respect to the issuance of shares, business transactions with and/or sales to other companies, selection of officers and directors, and other business decisions. The non-controlling shareholders would be severely limited in their ability to override the decisions of controlling shareholders. This level of control may also have an adverse impact on the market value of our shares because they may institute or undertake transactions, policies or programs that result in losses, may not take steps to increase our visibility in the financial community and/or may sell sufficient numbers of shares to significantly decrease our price per share.

Trading in our common stock has been limited, and there is no significant trading market or price discovery available for our common stock. Purchasers of our common stock may be unable to sell their shares.

Our common stock is currently quoted on the OTC Pink, however trading to date has been limited. If activity in the market for shares of our common stock does not increase, purchasers of our shares may find it difficult to sell their shares. We currently do not meet the initial listing criteria for any registered securities exchange, including the NASDAQ Stock Market. The OTC Pink is a less recognized market than the foregoing exchanges and is often characterized by low trading volume and significant price fluctuations. These and other factors may further impair our stockholders' ability to sell their shares when they want to and/or could depress our stock price. As a result, stockholders may find it difficult to dispose of, or obtain accurate quotations of the price of our securities because smaller quantities of shares could be bought and sold, transactions could be delayed and security analyst and news coverage of our Company may be limited. These factors could result in lower prices and larger spreads in the bid and ask prices for our shares of common stock.

Applicable SEC rules governing the trading of "penny stocks" may limit the trading and liquidity of our common stock which may affect the trading price our common stock.

Our common stock is a "penny stock" as defined under Rule 3a51-1 of the Exchange Act, and is accordingly subject to SEC rules and regulations that impose limitations upon the manner in which our common stock can be publicly traded. Penny stocks generally are equity securities with a per share price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on NASDAQ). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, of our common stock and reducing the liquidity of an investment in our common stock.

We have outstanding shares of preferred stock with rights and preferences superior to those of our common stock.

The issued and outstanding shares of Class A Preferred super majority voting stock grant the holders of such preferred stock anti-dilution, voting, dividend and liquidation rights that are superior to those held by the holders of our common stock. The issuance of shares of common stock in the future, issuances or deemed issuances of additional shares of common stock for a price below the applicable preferred stock conversion price, will have the effect of diluting current shareholders.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these rules and regulations to increase our compliance costs and to make certain activities more time consuming and costly. As a public company, we also expect that these rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Our operating results may fluctuate causing volatility in our stock price.

Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control. The following factors may affect our operating results causing volatility in our stock price:

Our ability to execute our business plan;
Our ability to compete effectively;
Our ability to continue to attract customers;
The amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our business, operations, and infrastructure;
General economic conditions and those economic conditions specific to the cannabis industry; and
Our ability to attract, motivate and retain high quality employees.

Our stock price may be volatile.

The market price of our common stock is highly volatile and subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

Changes in our industry;
Competitive pricing pressure;
Our ability to obtain working capital financing;
Quarterly variations in our results of operations;
Changes in estimates of our financial results;
Investors' general perception of the Company;
Disruption to our operations;
The emergence of new sales channels in which we are unable to compete effectively;
Commencement of, or our involvement in, litigation;
Any major change in our board or management; and
Changes in governmental regulations or in the status of our regulatory approvals.

Our shares of common stock are thinly traded, and therefore the price may not accurately reflect our value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Our shares of common stock are thinly traded. Only a small percentage of our common stock is available to be traded, and is held by a small number of holders and the price, if traded, may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business, among other things. We will take certain steps including utilizing investor awareness campaigns, press releases, road shows and conferences to increase awareness of our business and any steps that we might take to bring us to the awareness of investors may require that we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business and trading may be at an inflated price relative to the performance of our company due to, among other things, availability of sellers of our shares. If a market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms or clearing firms may not be willing to effect transactions in the securities or accept our shares for deposit in an account. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of low priced shares of common stock as collateral for any loans.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares issued in the September Private Placement upon the effectiveness of the registration statement required to be filed, or upon the expiration of any statutory holding period under Rule 144, it could create a circumstance commonly referred to as an "overhang" and in anticipation of which, the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

We do not pay dividends on our common stock.

We have not paid any dividends on our common stock and do not anticipate paying dividends in the foreseeable future. We plan to retain earnings, if any, to finance the development and expansion of our business.

ITEM 2. FINANCIAL INFORMATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements, including the notes to those statements, included elsewhere in this report, and the Section entitled "Cautionary Statement Regarding Forward-Looking Statements" in this report. As discussed in more detail in the Section entitled "Cautionary Statement Regarding Forward-Looking Statements," this discussion contains forward-looking statements which involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements.

We define our annual accounting periods as follows:

"Fiscal 2014"-January 1, 2014 through December 31, 2014, and
"Fiscal 2015"-January 1, 2015 through December 31, 2015.

We define our quarterly accounting periods as follows:

  "First Quarter"-January 1 through March 31,

  "Second Quarter"-April 1 through June 30,

  "Third Quarter"-July 1 through September 30, and

  "Fourth Quarter"-October 1 through December 31.

OVERVIEW

The Company

We changed our name from Jubilee4 Gold, Inc. to Helix TCS, Inc. effective October 25, 2015. On December 21, 2015, we completed the acquisition of the LLC referenced below.

Acquisition of Helix TCS, LLC

Effective December 21, 2015 (the "Effective Date"), we completed the acquisition and exchange agreement (the "Agreement") with Helix TCS, LLC (the "Acquisition Subsidiary") and Helix TCS, Inc. We closed the transaction and Helix TCS, LLC was merged into and with Helix. The LLC is operated as a wholly-owned subsidiary of the Company.

Pursuant to the terms and conditions of the Agreement, the members who collectively owned 100% of the issued and outstanding units of Helix immediately prior to the closing of the Acquisition exchanged their units for an aggregate of 20,000,000 shares of our common stock and 1,000,000 shares of Class A Preferred super majority voting stock.

Private Placement of Convertible Debt

On December 16, 2015, the Company entered into a Convertible Promissory Note ("Note One") with a lender ("the Holder"). The Holder provided the Company with $100,000 in cash, and the Company promised to pay the principal amount, together with interest at an annual rate of 7%, under the terms and provisions as set forth below. Note One was issued by the Company pursuant to a certain Subscription Agreement by and between the Company and the Holder. The principal balance of Note One is convertible at the election of the Holder of the Note One, in whole or in part, at any time or from time to time, into the Company's common stock at a 40% discount to the average market closing price for the previous 5 trading days, preceding the date that the notice of conversion is delivered to the Company in writing. A form of the convertible promissory notes is filed herewith as Exhibit 4.1.

On December 18, 2015, the Company entered into a Convertible Promissory Note ("Note Two") with another lender ("the Second Holder"). The Second Holder provided the Company with $100,000 in cash, and the Company promised to pay the principal amount, together with interest at the annual rate of 7%, under the terms and provisions as set forth below. Note Two was issued by the Company pursuant to a certain Subscription Agreement by and between the Company and the Second Holder. The principal balance of Note Two shall be convertible at the election of the holder of the Note Two, in whole or in part, at any time or from time to time, into the Company's common stock at a 40% discount to the average market closing price for the previous 5 trading days, preceding the date that the notice of conversion is delivered to the Company in writing.

As of December 31, 2015 and December 31, 2014, the Company had principal outstanding of $90,436 and $0, respectively. For the year ended December 31, 2015, the Company accrued an interest expense of $537.

On February 12, 2016, the Company entered into a Convertible Promissory Note ("Note Three") with a lender ("the Third Holder") in which the Third Holder provided the Company $100,000, and the Company promised to pay the principal amount, together with interest at the annual rate of 7%. Note Three is issued by the Company pursuant to a certain Subscription Agreement by and between the Company and the Third Holder. The principal balance of Note Three shall be convertible at the election of the holder of the Note Three, in whole or in part, at any time of from time to time, into the Company's common stock at a 40% discount to the average market closing price for the previous 5 trading days, preceding the date that the notice of conversion is delivered to the Company in writing.

On March 11, 2016, the Company entered into a Convertible Promissory Note ("Note Four") with a lender ("the Fourth Holder") in which the Fourth Holder provided the Company $150,000, and the Company promised to pay the principal amount, together with interest at the annual rate of 7%. Note Four is issued by the Company pursuant to a certain Subscription Agreement by and between the Company and the Fourth Holder. The principal balance of Note Four shall be convertible at the election of the holder of the Note Four, in whole or in part, at any time of from time to time, into the Company's common stock at a 40% discount to the average market closing price for the previous 5 trading days, preceding the date that the notice of conversion is delivered to the Company in writing.

The above Notes One to Four may convert to an indeterminate number of shares of the Company's common stock, with fluctuating conversion prices, causing uncertainty. This information should be considered along with the other risks listed in "Risk Factors."

Private Placement of Equity

Preferred Stock

On December 23, 2015, the Company issued a total of 1,000,000 shares of its Class A Preferred Stock as part of a reorganization in which Helix Opportunities LLC contributed 100% of itself and its wholly-owned subsidiaries, Security Consultants Group, LLC and Boss Security Solutions, to the Company in exchange for 1,000,000 convertible preferred shares of the Company. The Class A Preferred Stock includes super majority voting rights and are convertible into 60% of common stock.

As of December 31, 2015 and September 30, 2016, the Company was authorized to issue 20,000,000 shares of preferred stock, with a par value of $0.001, of which 1,000,000 shares were issued and outstanding.

Common Stock

On October 9, 2015, the Company issued a total of 8,900,000 shares of its common stock as part of the Purchase Agreement for $51,700, from which certain transaction expenses were paid.

On November 17, 2015, the Company had a net issuance of 1,087 shares of its common stock on the open market for $21.

On December 23, 2015, the Company issued a total of 20,000,000 post-reverse split shares of its restricted common stock as part of a reorganization in which Helix Opportunities LLC contributed 100% of Helix TCS, LLC, and its wholly-owned subsidiary, Security Consultants Group, LLC, to the Company in exchange for 1,000,000 convertible preferred shares of the Company.

As of December 31, 2015, the Company was authorized to issue 200,000,000 shares of common stock, with a par value of $0.001, of which 23,203,211 shares were issued and outstanding.

In March 2016, the Company issued 960,000 restricted common shares for $150,000 with an option to acquire up to 1,920,000 shares for $300,000. In April 2016, the Company issued: 200,000 restricted common shares to Uptick Capital for capital formation assistance; 75,000 restricted common shares to Odeon Capital Group; 75,000 restricted common shares to a related party; 714,286 restricted common shares for $250,000; and the Company acquired all the assets of Revolutionary Software, LLC for $300,000 cash and 2,320,000 restricted common shares. Revolutionary Software, LLC created Cannabase, a network for licensed cannabis businesses.  The Company will operate Cannabase as a separate line of business and the financials for Cannabase are incorporated in the Company's consolidated financial statements.

As of September 30, 2016, the Company was authorized to issue 200,000,000 shares of common stock, with a par value of $0.001, of which 27,547,497 shares were outstanding.

Reverse Split

In October 2015, the Company's shareholders and its Board of Directors approved a 1-for-4 reverse split of the Company's common stock. The reverse split was effective on October 27, 2015. Prior to the reverse split, the Company had 3,908,617 shares issued and outstanding. Following the split, the Company had 977,154 shares issued and outstanding.

RESULTS OF OPERATIONS

For the Years ended December 31, 2014 and 2015

The following comparative analysis on results of operations for 2014 and 2015 is based on the comparative audited financial statements, footnotes, and related information for the periods identified. This analysis should be read in conjunction with the financial statements and the notes to those statements that are included elsewhere in this report. The results related to the business operations of Helix TCS, LLC replace those of Jubilee4 Gold, Inc., which is due to the treatment of the Purchase Agreement between Helix TCS, LLC and Jubliee4 Gold, Inc. as a recapitalization mechanism.

Revenue

Total revenue increased to $244,898 for fiscal 2015 compared to $0 in fiscal 2014. This increase was a result of the acquisition of Helix TCS, LLC and its operating subsidiaries.

Operating Expenses

Total operating expenses for fiscal 2015 increased to $350,593, compared to $0 in fiscal 2014, which is primarily a result of an increase of $167,764 in general and administrative expenses and $100,683 in professional expenses. We expect a significant increase in our operating expenses as we continue to operate as a cannabis security provider.

Net Loss

The net loss for fiscal 2015 was $315,955, compared to $0 for fiscal 2014, which is a result of the increases in operating expenses as discussed above.

Liquidity and Capital Resources

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs for cash. As of December 31, 2015, our working capital amounted to $263,453. Working capital at December 31, 2015 was made up of accounts receivable, cash, and prepaid expenses. Working capital was $0 as of December 31, 2014.

Net cash used in operating activities was ($449,078) during fiscal 2015, compared to $0 in fiscal 2014. The increase in cash used in operating activities is due to our net loss, which is partially offset by an increase in accounts payable. The rate of increase in net cash used in operating activities in 2016 reflects the overall growth of the company and an increase in sales.

Net cash provided by financing activities during fiscal 2015 was $663,337, compared to $0 in fiscal 2014. The increase was primarily a result of proceeds from the issuance of stock and additional loans made to the Company by shareholders.

For the Three and Nine Months Ended September 30, 2016

The following comparative analysis on results of operations for the three and nine months ended September 30, 2016 is based on the comparative unaudited financial statements, footnotes, and related information for the periods identified. This analysis should be read in conjunction with the financial statements and the notes to those statements that are included elsewhere in this report. The results related to the business operations of Helix TCS, LLC replace those of Jubilee4 Gold, Inc., which is due to the treatment of the Purchase Agreement between Helix TCS, LLC and Jubliee4 Gold, Inc. as a recapitalization mechanism.

Revenue

During the three months ended September 30, 2016, we recognized total revenues of $607,600 compared to $0 for the three months ended September 30, 2015. For the nine months ended September 30, 2016, we recognized total revenues of $1,471,275 compared to $0 for the nine months ended September 30, 2015. This increase was a result of the acquisition of Helix TCS, LLC and its operating subsidiaries, and the acquisition of Revolutionary Software, LLC ("Cannabase"), though Cannabase is still in a development stage.

Operating Expenses

For the three months ended September 30, 2016, total operating expenses were $721,653, compared to $0 for the three months ended September 30, 2015. For the nine months ended September 30, 2016, total operating expenses were $2,088,300 compared to $0 for the nine months ended September 30, 2015. This increase in operating expenses reflects ramping up of operations, including but not limited to payroll, professional fees, rent, insurance, office, travel, meals, entertainment, advertising and promotion, uniforms, and automobile expenses. We expect a significant increase in our operating expenses as we continue to operate as a cannabis security provider.

Net Loss

The net loss for the three months ended September 30, 2016 was $(513,780), compared to $0 for the three months ended September 30, 2015. The net loss for the nine months ended September 30, 2016 was $(1,031,739), compared to $0 for the nine months ended September 30, 2015. This is largely attributed to the increase in operating expenses, especially payroll expenses and professional fees.

Liquidity and Capital Resources

As of September 30, 2016, our working capital was $97,790, a decrease of $165,663 from the year ended December 31, 2015. The decrease is primarily due to a large increase in current liabilities. Working capital at September 30, 2016 was made up of accounts receivable, cash, and prepaid expenses. Working capital was $500 as of September 30, 2015.

As of September 30, 2016, net cash used in operating activities was $529,523 compared to $0 for the nine months ended September 30, 2015. The rate of increase in net cash used in operating activities in 2016 reflects the overall growth of the company and an increase in sales.

Net cash used in investing activities for the nine months ended September 30, 2016 was $459,790, compared to $0 for the nine months ended September 30, 2015. The increase was primarily a result of the investments made into BOSS Security, Cannabase, and SCG LLC.

Net cash provided by financing activities for the nine months ended September 30, 2016 was $850,000, compared to $0 for the nine months ended September 30, 2015. The increase was primarily a result of proceeds from the issuance of stock, additional loans made to the Company by shareholders, and convertible promissory notes.

Cash Requirements

Our ability to continue to fund our growth and meet our obligations on a timely basis is dependent on our ability to align our financial resources with our growth strategy, which includes plans to increase the scope of our product and service offerings in existing and new markets. The effort we make to execute our growth strategy will impact the amount of capital required to meet our financial obligations.

If we are unable to generate cash flow from operations and financing, we will most likely have to reduce the size and scope of our operations and modify our expansion plans. We have analyzed our liquidity requirements and concluded that  we do not have sufficient liquidity to execute our business plan over the next 12 months.

Dividends. The Series A Preferred will not carry an annual dividend per share on the sum of the Stated Value, except that in the event dividends are declared for common stock, and the same rate of dividend per share shall be due and payable to the Class A Preferred shareholders on the same terms.

Optional Conversion. The Holders of Series A Preferred will, at any time, be entitled to convert all of their Series A Preferred Stock into 60% of the issued and outstanding common stock of the Company as of the date of conversion, computed on a post-conversion basis. The Series A Preferred contain provisions that protect their holders against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits, combinations and other similar events.

Adjustment Due to Merger, Consolidation, Etc. If, prior to the conversion of all Class A Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets, then the Holders of Class A Preferred Stock shall thereafter have the right to receive upon conversion of Class A Preferred Stock, and upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets ("New Assets") that the Holder would have been entitled to receive in such transaction had the Class A Preferred Stock been convertible into New Assets from the date hereof, at the market price of such New Assets on the date of conversion, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Class A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the conversion price and of the number of shares of Common Stock issuable or New Assets deliverable upon conversion of the Class A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise here.

Voting Rights. The Series A Preferred shareholders will vote as one class, and they shall be entitled to vote that number of votes equal to that number of common shares which is not less than 60% of the vote required to approve any action on matters submitted to a vote of the stockholders of the Company.

Protective Provisions. As long as any shares of Series A Preferred are outstanding, unless the Holders of at least 51% of the then outstanding shares of Series A Preferred shall have otherwise given prior written consent, the Company shall not, and shall not permit any of the subsidiaries to, directly or indirectly, do the following:

a)       Liquidate, dissolve, or wind-up the affairs of the Company, or effect any Liquidation Event, or otherwise amend the Certificate of Incorporation or Bylaws in a manner adverse to the Class A Preferred;

b)       Create or issue any other security or class of securities senior in rights, privileges, or preferences to the Class A Preferred; or

c)       Purchase, redeem, or pay any dividends on any capital stock prior to the Class A Preferred, other than stock repurchased from former employees or consultants in connection with the cessation of their employment/services.

Inflation

In the opinion of management, inflation has not and will not have a material effect on our operations in the immediate future. Management will continue to monitor inflation and evaluate the possible future effects of inflation on our business and operations.

Off-Balance Sheet Arrangements

Per SEC regulations, we are required to disclose our off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, such as changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors. As of December 31, 2015 and September 30, 2016, we have no off-balance sheet arrangements.

CRITICAL ACCOUNTING POLICIES

Our significant accounting policies are disclosed in Note 1 of our Financial Statements included elsewhere in this Form 10. The following discussion addresses our most critical accounting policies, which are those that are both important to the portrayal of our financial condition and results of operations and that require significant judgment or use of complex estimates.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification No. 605, "Revenue Recognition" ("ASC-605"). ASC-605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period that the related sales are recorded. The Company will defer any revenue for which the product or servicers has not been delivered or provided, or is subject to refund, until such time that the Company and the customer jointly determine that the product has been delivered or that no refund will be required.

Income Taxes

The Company accounts for income taxes using an asset and liability approach. This approach involves a process of calculating the temporary and permanent differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The temporary differences result in deferred tax assets and liabilities. These values would be recorded on the Company's balance sheets in accordance with ASC 740, which established financial accounting and reporting standards for the effect of income taxes. The Company must assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent the Company believes that recovery is not likely, the Company must establish a valuation allowance. Changes in the Company's valuation allowance in a period are recorded through the income tax provision on the statements of operations.

The Company records interest and penalties arising from the underpayment of income taxes in the "Statement of Income" under General and Administrative Expenses. As of December 31, 2015 and December 31, 2014, the Company had no accrued interest or penalties related to uncertain tax positions. The Company did not have any uncertain tax benefits during these years. The tax years 2014, 2013 and 2012 remain open to examination.

CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Our management conducted an evaluation, with the participation of our Chief Executive Officer, who is our principal executive officer and our principal financial and accounting officer, of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) as of the end of the period covered by this registration statement on Form 10. Based on that evaluation, we concluded that because of the material weakness and significant deficiencies in our internal control over financial reporting described below, our disclosure controls and procedures were not sufficient as of December 31, 2015.

Management's Annual Report on Internal Control over Financial Reporting

Management is responsible for the preparation of our financial statements and related information. Management uses its best judgment to ensure that the financial statements present accurately, in material respects, our financial position and results of operations in fairness and conformity with generally accepted accounting principles.

Management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in the Exchange Act. These internal controls are designed to provide reasonable assurance that the reported financial information is presented fairly, that disclosures are adequate, and that the assumptions and opinions in the preparation of financial statements are reasonable. There are inherent limitations in the effectiveness of any system of internal controls, including the possibility of human error and overriding of controls. Consequently, an ineffective internal control system can only provide reasonable, not absolute, assurance with respect to reporting financial information.

Our internal control over financial reporting includes policies and procedures that: (i) pertain to maintaining records that, in reasonable detail, accurately and fairly reflect our transactions; (ii) provide reasonable assurance that transactions are recorded as necessary for preparation of our financial statements in accordance with generally accepted accounting principles and that the receipts and expenditures of company assets are made in accordance with our management's and directors' authorization; and (iii) provide reasonable assurance regarding the prevention or timely detection of unauthorized acquisition, use, or disposition of assets that could have a material effect on our financial statements.

We conducted an evaluation of the effectiveness of our internal control over financial reporting, based on the framework in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") and published in 2013, and subsequent guidance prepared by COSO specifically for smaller public companies. Based on that evaluation, management concluded that our internal control over financial reporting was not sufficient as of December 31, 2015 and 2014 for the reasons discussed below.

A significant deficiency is a deficiency, or combination of deficiencies in internal control over financial reporting, that adversely affects the entity's ability to initiate, authorize, record, process, or report financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the entity's financial statements that is more than inconsequential will not be prevented or detected by the entity's internal control. A material weakness is a deficiency or a combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

Management identified the following material weakness and significant deficiencies in its assessment of the effectiveness of internal control over financial reporting as of December 31, 2015:

  Material Weakness - The Company did not maintain effective controls over certain aspects of the financial reporting process because we lacked personnel with accounting expertise and an adequate supervisory review structure that is commensurate with our financial reporting requirements.

Material Weakness - Inadequate segregation of duties.

We expect to be materially dependent on a third party that can provide us with accounting consulting services for the foreseeable future. Until such time as we have a chief financial officer with the requisite expertise in U.S. GAAP, there are no assurances that the material weaknesses and significant deficiencies in our disclosure controls and procedures and internal control over financial reporting will not result in errors in our financial statements, which could lead to a restatement of those financial statements.

Our management does not expect that our disclosure controls and procedures or our internal controls will prevent all error and all fraud. A control system, no matter how well conceived and maintained, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must account for resource constraints. In addition, the benefits of controls must be considered relative to their costs. Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, can and will be detected.

This registration statement on Form 10 does not include an attestation report from our registered public accounting firm regarding internal control over financial reporting. Management's report was not subject to attestation by the Company's registered public accounting firm pursuant to rules of the Commission that permit us to provide only management's report in this registration statement on Form 10.

Changes in Internal Controls over Financial Reporting

There have been no changes in our internal control over financial reporting during the quarter ended December 31, 2015 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

ITEM 3. PROPERTIES

The Company does not own property and leases a property at 5300 DTC Parkway, Suite 300, Greenwood Village, CO 80111, pursuant to a five-year lease expiring on February 28, 2021 requiring monthly payments of $ 6,010.92 and growing in year 5 to $6,718.08.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September 30, 2016, with respect to the shares of our common stock owned by (i) Holders of more than 5% of the outstanding shares of common stock, (ii) each of our directors as individuals, and (iii) all of our directors and officers as a group. Unless otherwise indicated, all shares are held by the person named and are subject to sole voting and investment by such person.

As of September 30, 2016, there are currently 27,547,497* shares issued and outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner Common Stock	Warrants and/or Options	Series A Preferred Stock	Percent of Common Stock Issued and Outstanding (1)
Helix Opportunities, LLC (2)	22,225,000	-	1,000,000	80.7%

Zachary Venegas, CEO, Director (2)	-	-	-	-

Paul Hodges, Director (3)	960,000	-	-	3.5%

All Directors and Executive Officers as
a Group (2 persons)	23,185,000	-	1,000,000	84.2%

  Based on 27,547,497* shares of common stock issued and outstanding as of September 30, 2016. Does not include the granted option shares outstanding.

  Helix Opportunities, LLC is controlled by Zachary Venegas, CEO and Director of the Company, and as such, the shares were counted as shares controlled by officer(s) or director(s) of our Company.

  Mr. Hodges 960,000 shares were not processed for issuances as of September 30, 2016.

*Note:  960,000 common shares were authorized in March of 2016, but were not processed for issuance as of September 30, 2016. These shares are included in the total of 27,547,497 shares issued and outstanding.

ITEM 5. DIRECTORS, EXECUTIVE OFFICERS

Set forth below are the names, ages, positions, and biographies of our directors and executive officers.

Name	Age	Positions and Offices to be Held
Zachary Venegas	45	Chief Executive Officer and Director, Principal Financial Officer
Paul E. Hodges III	62	Director

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until they are removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board. All officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified. There are no written agreements with respect to the election of directors. Our board of directors appoints officers annually and each executive officer serves at the discretion of our board of directors.

Zachary Venegas, age 45, CEO and Director

Before joining Helix TCS, Zachary L. Venegas was a Managing Director at Spruce Investment Advisors, where he managed a private equity portfolio with NAV of $500 million USD. He was the co-founder and managing partner of Scimitar, a Dubai-based private equity and venture firm focused on Europe, Africa and the Middle East. During his 9 years at Scimitar, Mr. Venegas led the firm's activities in deal origination, negotiations, capital raising and macroeconomic and geopolitical analysis, leading investments across four continents and multiple industries. He represented Scimitar in numerous media appearances, including Bloomberg Television, CNBC and Barron's.

In addition, Mr. Venegas was the founder and CEO of Omega Strategic Services, a dynamic corporate/competitive intelligence and security advisory firm with operations in the Middle East and Africa that supported investors and corporations in creating successful operating environments and helping them to succeed by providing them with distinct, actionable intelligence and real-time data analytics. Earlier in his career, he worked at JPMorgan in Geneva, Switzerland focused on the Middle East, and went on to lead the bank's Bahrain office before leaving to found Scimitar.

Mr. Venegas received his MBA in Finance and International Business from NYU's Stern School of Business and a BS in Classical Arabic and Portuguese Languages from the United States Military Academy, West Point. Prior to his business career, he served with distinction in the U.S. Army as an Infantry officer. Born in Brooklyn, NY, he has lived in Switzerland, England, France, Brazil, Egypt, Jordan, Bahrain, the UAE, Saudi Arabia, Ghana, DR Congo, South Africa, Singapore, and Thailand and has operated in over 70 countries throughout the Middle East, Asia, Europe and Africa. Mr. Venegas speaks Arabic, French, Portuguese, Romanian and Spanish and has a conversational command of Afrikaans and Swahili.

Paul Hodges, age 62, Director

Mr. Hodges is a Director and Senior Advisor of Helix TCS, Inc. He currently serves as Principal, President and CEO of Yottabyte, LLC. Mr. Hodges has a 20-year track record as a successful entrepreneur. Most recently, he served as principal of Netarx, a network integration and services organization, which he helped grow substantially during his tenure. Earlier, Mr. Hodges co-founded and was CEO of Codespear, a developer of broadcast alert and interoperable communications software, now part of Federal Signal. In 2007 he was a founder of First Michigan Bancorp, Inc. (now Chemical Bank, Inc.), an $18 billion bank of which he is director. Other companies he has founded include Bloomfield Computer Systems (BCS), later purchased by Datatec, an international IT and managed services provider, and the marketing and advertising agencies ePrize and Alteris Group. Mr. Hodges served as a director of the Michigan Strategic Fund from 2007 through 2012 an appointment by the Governor of Michigan. Mr. Hodges studied computer engineering at Lawrence Technological University.

Other Key Employees

Grant Whitus, Chief Operating Officer

Sergeant Grant Whitus, Helix TCS's Chief Operating Officer, is a 26-year veteran of a Colorado sheriff's office. He served 17 years on SWAT, the last seven of which were as the Team Leader.

Mr. Whitus is a certified Explosive Breacher and a Colorado POST Certified Instructor for the Law Enforcement Training Academy. He teaches Officer Survival, Building Searches, Rapid and Immediate Deployment (RAID), Single Officer Response (Lone Wolf), SWAT, Responding to In-Progress Calls, Law Enforcement Driving, Precision Immobilization Technique, Building Searches, Close Combat Techniques, Traffic Stops and Civil Law for the Patrol Officer, as well as many other disciplines.

Mr. Whitus has led SWAT teams in some of the most significant tactical operations in the nation's history. He has received 16 medals, including five Medals for Valor, and was at one time, the most decorated deputy sheriff in the Jefferson County Sheriff's office. In 2002, he and his SWAT Team were honored as "Police Officer of the Year."

Prior to joining Helix TCS, Mr. Whitus served as the Director of Training for Blue Line Protection Group.

Chase Beck, Chief Technology Officer

Chase Beck, Helix TCS's Chief Technology Officer, is a full-stack web developer with years of app and agency experience. Mr. Beck brings a designer's eye to sophisticated engineering problems with a focus on cutting edge user experiences, powerful branding, and scalability.

Before co-founding Cannabase in 2013, Mr. Beck held leadership roles in a variety of technical capacities, ranging from an industry-leading syndicated content distribution service to Zerista, an event software company, and the e-commerce space Magento.

Mr. Beck graduated magna cum laude from the Art Institute of Colorado with a degree in Web Design & Interactive Media.

Jennifer Beck, Chief Marketing Officer

Jennifer Beck, Helix TCS's Chief Marketing Officer, specializes in creating intelligent, purpose-driven frameworks with an intuitive voice and brand. Ms. Beck's diverse background in human psychology, product design, online marketing, business and brand development has played a critical role in Cannabase's vision and strategic development. Today, she is focused on utilizing her deep experience in the cannabis industry to help Helix TCS maintain its rapid market penetration and remarkable execution-based track record.

She began her career in online marketing, directing brand and product engagement initiatives for various Denver technology startups before co-founding Cannabase, the largest online wholesale marketplace in the legal cannabis industry. Ms. Beck serves as Vice Chair on the board of the Colorado Cannabis Chamber of Commerce as well as the Chair of its women council, WOW (The Women of Weed), believing strongly in the responsibility of the marijuana business community to create and reinforce a transparent and compliant marketplace.

Ms. Beck graduated from CU Boulder with an honors degree in psychology.

John DeLue, Head of Compliance and Quality Control

John DeLue helps to maintain Helix TCS's role as the largest provider of Technology, Compliance and Security solutions for the cannabis industry by ensuring site, client and staff adherence to policy, laws and regulations. Mr. DeLue previously led Helix's sales efforts by developing strong, trusted relationships with the most prominent players in the lawful cannabis industry. Not only does he bring extensive sales experience, Mr. DeLue also brings 27 years of law enforcement experience to the table.

As a deputy at the Jefferson County Sheriff's Office, Mr. DeLue was instrumental in developing training procedures for new recruits, providing officer safety and operational guidance to ensure that new law enforcement officers were properly trained to provide the highest level of public service to the community.

Mr. DeLue was also involved in tactical police activities, being on the front lines in riot response operations in Denver and Boulder, Colorado. Mr. DeLue also served as a school resource officer, ensuring student safety and developing trusted relationships between students, school administrative staff and law enforcement.

Mr. DeLue's customer relationship, sales and law enforcement experience have enabled him to provide unique insights into the lawful cannabis industry and help shape best practices for new and existing businesses facing the particular local, state and federal regulation challenges. His leadership and public speaking talents have served Helix TCS well in creating positive relationships with clients, at professional business forums and in front of government regulatory agencies.

ITEM 6. EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the year ended December 31, 2015, as the acquiree company, Jubilee4 Gold, Inc., was a shell company in 2014:

SUMMARY EXECUTIVES COMPENSATION TABLE

Name & Position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compen-sation ($)	Non-qualified deferred compensa-tion earnings ($)	All other compen-sation ($)	Total ($)

Zachary Venegas, President/CEO, Director (1)	2015	0	0	0	0	0	0	$63,249.05	$63,249.05

(1)     Mr. Venegas received shares of common stock and Class A Preferred Stock in a business combination transaction whereby the assets of his limited liability company were exchanged for shares in Helix TCS. Mr. Venegas received $63,249.05 as consulting fees in the year ended December 31, 2015.

Option Grants Table

We made no individual grants of stock options to purchase our common stock to the executive officers named in the Summary Compensation Table for the period from March 13, 2014 (inception) through December 31, 2015.

Aggregated Option Exercises and Fiscal Year-End Option Value Table.

There were no stock options exercised during the period ending December 31, 2015 by the executive officers named in the Summary Compensation Table.

Long-Term Incentive Plan ("LTIP") Awards Table

We made no awards to named executive officers in the last completed fiscal year under any LTIP.

Compensation of Directors

Our Directors are permitted to receive fixed fees and other compensation in exchange for their services as directors. Our Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in any such capacity.

Directors Compensation Table

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)	Total ($)

Zachary Venegas (1) 2015	$ -0-	$-0-	$ -0-	$ -0-	$ -0-	$-0-	$-0-

Paul Hodges (2)	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Totals	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-

  Mr. Venegas was the only Director for the year ended December 31, 2015 and received no compensation for services as a director.

  Mr. Hodges was appointed as a Director on March 14, 2016. Mr. Hodges was granted the warrant to purchase 1,920,000 shares for $300,000 on March 9, 2016, pursuant to a share purchase agreement, and not as compensation for services as a director.

Employment Agreements

Currently, we have no employment agreements in place with our officers and directors, or with our key employees of the Company.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Helix Opportunities, LLC ("Fund") is controlled and managed by the CEO, Mr. Venegas.

ITEM 8. LEGAL PROCEEDINGS

We are not presently a party to any material litigation, nor to the knowledge of management is any litigation threatened against us that may materially affect us.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Pink tier of the OTC Markets, Inc. and has traded under the symbol "HLIX". Our stock has been thinly traded on the OTC Pink and there can be no assurance that a liquid market for our common stock will continue.

As of December 31, 2015, there were approximately 70 record holders and 23,203,211 shares of common stock issued and outstanding.

During the fiscal years ended December 31, 2015 and 2014 it had a trading history as follows:

	HIGH	LOW
Fiscal Year 2015
Quarter Ended:
March 31, 2015	$ 0.24	$ 0.24
June 30, 2015	$ 0.07	$ 0.07
September 30, 2015	$ 0.06	$ 0.06
December 31, 2015	$ 0.14	$ 0.14

Fiscal Year 2014
Quarter Ended:
March 31, 2014	$ 0.54	$ 0.54
June 30, 2014	$ 3.00	$ 0.28
September 30, 2014	$ 0.04	$ 0.04
December 31, 2014	$ 0.05	$ 0.05

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

        Sales and issuances by the Company of the unregistered securities listed below were made by the Company in reliance upon Rule 506 of Regulation D. All the individuals and/or entities that purchased the unregistered securities were all known to the Company and its management, through pre-existing business relationships, as long standing business associates, friends, and employees. These purchasers were provided access to all material information, which they requested, and all information necessary to verify such information and were afforded access to management of the Company in connection with their purchases. All purchasers of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to the Company. All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the certificates or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration in any further resale or disposition. Each purchaser made written representation under Rule 506 of Regulation D, including net worth and sophistication. The Company required written representation that each purchaser who was not an accredited investor, either alone or with his purchaser representative, had such knowledge and experience in financial and business matters that he was capable of evaluating the merits and risks of the prospective investment, and the issuer reasonably believed (based on written representations) immediately prior to making any sale that the purchaser came within this description.

The following table shows our recent sales of unregistered securities up to September 30, 2016.

Transaction Date	Number of Shares	Consideration	Relationship to Company
April 2014	1,944,000	Services	Control Party
April 2014	44,000	Services	Officer/Director
October 5, 2015	8,900,000	$51,700	Control Party
October 2015 Reverse Split 1-for-4	Above are pre-reverse split Below are post-reverse split
December 23, 2015	20,000,000 shares, 1,000,000 Class A Preferred shares	Exchange for Business Assets	Control Party
February - March 2016	200,000 shares	Financial Consulting Services	Business Associate
March 2016	150,000 shares	Financial Consulting Services	Business Associate
March 2016	960,000*	Financial Consulting Services	Officer/Director
April 2016	2,320,000	Acquisition of Assets of Revolutionary Software, LLC	Business Associate
April 2016	714,286	$250,000	Business Associate

*960,000 common shares were authorized for issuance in March 2016, but were not processed for issuance as of 9/30/2016.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

The Company is presently authorized to issue Two Hundred Million (200,000,000) Common Shares of its $0.001 par value shares. A total of approximately 27,725,697 Common Shares were issued and outstanding at November 7, 2016 (of which 960,000 had yet to be issued). The Company is registering common shares hereby of a single class.

COMMON SHARES

The Common Shares have a par value of $0.001 per share. The Holders of HLIX common stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors. Except as otherwise required by law or provided in any resolution adopted by the Company's board of directors, with respect to any series of preferred stock, the Holders of HLIX common stock possess all voting power. The Company's articles of incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of HLIX preferred stock created by the board of directors from time to time, the holders of common stock are entitled to dividends, if any, as may be declared from time to time by the board of directors, from funds available therefore and upon liquidation are entitled to receive pro rata all assets available for distribution to such Holders.

The Holders of HLIX common stock have no preemptive rights. The rights, preferences and privileges of Holders of common stock are subject to, and may be adversely affected by, the rights of the Holders of shares of any series of preferred stock which the Company may designate and issue in the future.

The Company has not paid dividends on its common stock and does not anticipate paying such dividends in the foreseeable future

PREFERRED STOCK

The Preferred Shares have a par value of $0.001 per share. The holders of Class A Preferred Super Majority Voting Stock (1,000,000 outstanding as of November 7, 2016) have that number of votes equal to that number of common shares which is not less than 60% of the vote required to approve any action.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite #130, Denver, CO 80209. The telephone number is 303-282-4800.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Helix TCS, Inc. is a Delaware corporation. The Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

The Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

The Delaware General Corporation Law also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

According to our bylaws, we are authorized to indemnify our directors to the fullest extent authorized under Delaware Law subject to certain specified limitations.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions or otherwise, we are advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The audited financial statements of Helix TCS, Inc. for the years ended December 31, 2015 and 2014 appear on pages F-1 - F-14.

The unaudited financial statements of Helix TCS, Inc. for the three and nine months ended September 30, 2016 appear on pages F-15 - F-24.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Helix TCS, Inc.:

We have audited the accompanying consolidated balance sheet of Helix TCS, Inc. ("the Company") as of December 31, 2015 and 2014, and the related statement of operations, stockholders' equity (deficit) and cash flows for the period March 26, 2015 (inception) through December 31, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of Helix TCS, Inc., as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the period March 26, 2015 (inception) through December 31, 2015, in conformity with generally accepted accounting principles in the United States of America.

The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company's internal control over financial reporting. Accordingly, we express no such opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ B F Borgers CPA PC

B F Borgers CPA PC
Lakewood, CO

December 8, 2016

HELIX TCS, INC FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

AUDITED

HELIX TCS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014

ASSETS

Current assets
Cash	$154,282	$-
Accounts receivable	94,779	-
Prepaid expenses	16,648	-
Total Current assets	265,709	-

Property and equipment, net	$54,357	$-
Other assets	$20,008	$-
Total Assets	$340,074	$-

LIABILITIES & STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable and accrued liabilities	$2,256	$-
Total current liabilties	2,256	-
Convertible notes payable	90,436
Total liabilties	92,692	-

Commitments and contingencies

Stockholders' Deficit
Preferred stock, $.001 par value, 20,000,000 shares authorized; 1,000,000
shares issued and outstanding as of December 31, 2015	1,000	-
Common stock, $0.001 par value, 200,000,000 shares authorized; 23,203,241 and 977,154	-	-
shares issued and outstanding as of December 31, 2015 and 2014, respectively	23,203	977
Additional paid-in capital	539,134	(977)
Accumulated deficit	(315,955)	-
Total Stockholders' Equity	246,382	-

Total Liabilities and Stockholders' Deficit	$340,074	$-

The accompanying notes are an integral part of these financial statements.

HELIX TCS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2015	2014

REVENUE	$244,898	$-
Cost of revenues	219,824	-
Gross Margin	25,074	-

Operating Expenses:
General and administrative	167,764	-
Payroll	82,146	-
Professional services	100,683	-
Total operating expenses	350,593	-

Loss from operations	(325,519)	-

Other income
Change in fair value of derivative instrument	9,564	-
Other income	9,564	-

Net loss	$(315,955)	$-

Net loss per share - basic and diluted	$(0.20)	$-

Weighted average common shares - basic and diluted	1,568,387	-

The accompanying notes are an integral part of these financial statements.

HELIX TCS, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

	Common Stock		Preferred Stock
					Additional	Accumulated
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Total

Balances - December 31, 2014	977,154	$ 977	-	$ -	$ (977)	$ -	$ -

Share purchase agreement issuance of common stock	2,225,000	2,225	-	-	49,475	-	51,700

Issuance of preferred shares as part of reorganization	-	-	1,000,000	1,000	-	-	1,000

Issuance of common stock as part of reorganization	20,000,000	20,000	-	-	490,616	-	510,616

Issuance of common stock on the open market	1,087	1	-	-	20	-	21

Net loss	-	-	-	-	-	(315,955)	(315,955)

Balances - December 31, 2015	23,203,241	23,203	1,000,000	1,000	539,134	(315,955)	247,382

The accompanying notes are an integral part of these financial statements.

HELIX TCS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,

	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(315,955)	$-
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5,620	-
Gain on change in fair value of derivative instrument	(9,564)	-
Changes in operating assets and liabilities
Accounts receivable	(94,779)	-
Prepaid expenses	(17,218)
Other assets	(20,008)	-
Accounts payable and accrued liabilities	(24,023)	-
NET CASH USED IN OPERATING ACTIVITIES	(475,927)	-

CASH FLOWS FROM INVESTING ACTIVITIES
Cash acquired pursuant to reorganization	512,737	-
Purchase of property and equipment	(32,249)	-
NET CASH USED IN INVESTING ACTIVITIES	478,488	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from convertible notes payable	100,000	-
Proceeds from issuance of common stock pursuant to share purchase agreement	51,700	-
Proceeds from issuance of common stock on the open market	21	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	151,721	-

Net Increase In Cash	154,282	-

Cash At The Beginning Of Year	-	-

Cash At The End Of Year	$154,282	$-

Supplemental disclosure of non-cash transaction:
Stock issued pursuant to reorganization stock issued for acquisition	511,616	-

The accompanying notes are an integral part of these financial statements.

Notes to the Financial Statements

December 30, 2015 and 2014

Audited

Note 1    - Organization and Operations

Helix TCS, Inc. ("the Company"), formerly Jubilee4Gold, Inc. ("Jubilee4Gold"), a Delaware corporation, was initially formed on April 18, 2004. On October 9, 2015, Helix Opportunities, LLC entered into a Share Purchase Agreement ("the Purchase Agreement") acquiring the shares of the Company owned by Syndicated Equity, Inc. and acquired 8.9 million new shares of the Company's common stock.  The Company then initiated a 1 for 4 reverse stock split whereby each previously issued share of common stock subsequently represented one quarter of a new share.  Effective October 1, 2015, for accounting purposes, as part of an acquisition amounting to a reorganization dated December 21, 2015, Helix Opportunities LLC exchanged 100% of Helix TCS, LLC and its wholly-owned subsidiaries, Security Consultants Group, LLC and Boss Security Solutions to the Company in exchange for 20 million common shares and 1 million convertible preferred shares of the Company.  The Company provides security, compliance, and technology services to the legal cannabis industry.

The Acquisition Agreement  of Helix TCS, LLC was treated as a recapitalization for financial accounting purposes. Jubilee4 Gold, Inc. is considered the acquiree for accounting purposes and their historical financial statements before the Acquisition Agreement were replaced with the historical financial statements of the Company. The common stock account of the Company continues post-merger, while the retained earnings of the acquiree is eliminated. The historical information of the Helix TCS, Inc. is presented for comparative purposes. Helix TCS, LLC was formed in 2015 and therefore has no operations in prior year.

Note 2    - Going Concern

The Company's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements for the years ended December 31, 2015 and 2014, the Company has generated minimal revenues and has incurred losses. . These conditions raise substantial doubt as to the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The continuation of the Company as a going concern is dependent upon the ability to raise equity or debt financing, and the attainment of profitable operations from the Company's planned business. Management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

Note 3    - Significant and Critical Accounting Policies and Practices

The management of the Company is responsible for the selection and use of appropriate accounting policies and the appropriateness of accounting policies and their application.  Critical accounting policies and practices are those that are both most important to the portrayal of the Company's financial condition and results and require management's most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.  The Company's significant and critical accounting policies and practices are disclosed below as required by accounting principles generally accepted in the United States of America ("U.S. GAAP").

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP for year-end financial information and the rules and regulations of the Securities and Exchange Commission (the "SEC").  Accordingly, since they are year-end statements, the accompanying consolidated financial statements include all of the information and notes required by U.S. GAAP for annual financial statements, but reflect all adjustments consisting of normal, recurring adjustments, that are necessary for a fair presentation of the financial position for the year ended December 31, 2015 and the results of operations and cash flows for the annual periods presented.

Principles of Consolidation

The Company's consolidated financial statements include all of its accounts and any intercompany balances have been eliminated in accordance with U.S. GAAP.  The Company has three subsidiaries, BOSS Security Solutions, Helix TCS LLC, and Security Consultants LLC.

Use of Estimates and Assumptions and Critical Accounting Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s).

The preparation of financial statements and related disclosures in conformity with U.S. GAAP, and the Company's discussion and analysis of its financial condition and operating results require the Company's management to make judgments, assumptions and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes.  Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities.  Actual results may differ from these estimates and such differences may be material.

Management believes the Company's critical accounting policies and estimates are those related to revenue recognition, allowances, leases and income taxes.

Cash

Cash consists of checking accounts. The Company considers all highly-liquid investments purchased with an original maturity of three months or less to be cash.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts.  The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer's current credit worthiness, as determined by the review of their current credit information; and determines the allowance for doubtful accounts based on historical write-off experience, customer specific facts and economic conditions.

Management charges balances off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  The Company determines when receivables are past due or delinquent based on how recently payments have been received.

Outstanding account balances are reviewed individually for collectability.  The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable.  For the year ended December 31, 2015, the allowance for doubtful accounts was not material.  Additionally, there were no write-offs of the Company accounts receivables for the year ended December 31, 2015. The Company does not have any off-balance-sheet credit exposure to its customers.

Property and Equipment

Property and equipment is recorded at cost.  Expenditures for major additions and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred.  Depreciation of property and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the estimated useful lives of the respective assets. Property and equipment consists of vehicles, which have an estimated useful life of 1 to 3 years.

Leases

Lease agreements are evaluated to determine if they are capital leases meeting any of the following criteria at inception: (a) transfer of ownership; (b) bargain purchase option; (c) the lease term is equal to 75 percent or more of the estimated economic life of the leased property; or (d) the present value at the beginning of the lease term of the minimum lease payments, excluding that portion of the payments representing executory costs such as insurance, maintenance, and taxes to be paid by the lessor, including any profit thereon, equals or exceeds 90 percent of the excess of the fair value of the leased property to the lessor at lease inception over any related investment tax credit retained by the lessor and expected to be realized by the lessor.

If at its inception a lease meets any of the four lease criteria above, the lease is classified by the Company as a capital lease; and if none of the four criteria are met, the lease is classified by the Company as an operating lease.

Revenue Recognition

The Company provides its services under time-based contracts.  Revenues earned under time-based arrangements are recognized as services are provided.  The Company recognizes revenue from the provision of professional services when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the services have been rendered to the customer, (iii) the sales price is fixed or determinable and (iv) collectability is reasonably assured.  Appropriate allowances for discounts are recorded concurrent with revenue recognition.

Advertising Costs

Advertising costs are expensed as incurred and included in selling, general and administrative expenses and amounted to $7,854 and $0 for the years ended December 31, 2015 and 2014, respectively.

Operating Expenses

The Company's operating expenses encompass selling, general and administrative expenses consisting primarily of compensation and related costs for personnel and costs related to the Company's facilities, finance, human resources, information technology and fees for professional services.  Professional services are principally comprised of outside legal, audit, information technology consulting, marketing and outsourcing services as well as the costs related to being a publically traded company.

Earnings (Loss) Per Share Applicable to Common Stockholders

The Company follows ASC 260, "Earnings Per Share", which requires presentation of basic and diluted earnings per share ("EPS") on the face of the income statement for all entities with complex capital structures, and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

In the accompanying financial statements, basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.

Potential common shares includable in the computation of fully-diluted per share results are not presented for the year ended December 31, 2015 in the consolidated financial statements as their effect would be anti-dilutive.

Diluted loss per share is computed in a manner similar to the basic loss per share, except the weighted-average number of shares outstanding is increased to include all common shares, including those with the potential to be issued by virtue of warrants, options, convertible debt and other such convertible instruments. Diluted loss per share contemplates a complete conversion to common shares of all convertible instruments only if they are dilutive in nature with regards to earnings per share.

The anti-dilutive shares of common stock outstanding for the year ended December 31, 2015 and 2014 were as follows:

	For the Year Ended
	December 31, 2015	December 31, 2014
Potentially dilutive securities:
Convertible notes payable	1,412,429	-
Convertible preferred stock	36,921,875	-

Common Stock, Additional Paid-In Capital and share data at December 31, 2014 have been adjusted retroactively to reflect a 1-for-4 reverse stock split effective October 24, 2015.

Income Taxes

The Company accounts for income taxes under the asset and liability method.  This approach requires the recognition of deferred tax assets and liabilities of the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.  The U.S. GAAP guidance for income taxes prescribes a two-step approach for the financial statement recognition and measurement of income tax positions taken or expected to be taken in an income tax return.  The first step evaluates an income tax position in order to determine whether it is more likely than not that the position will be sustained upon examination, based on the technical merits of the position.  The second step measures the benefit to be recognized in the financial statements for those income tax positions that meet the more likely than not recognition threshold. U.S. GAAP also provides guidance on derecognition, classification, recognition and classification of interest and penalties, accounting in interim periods, disclosers and transition.  Under U.S. GAAP, the Company may recognize a previously unrecognized tax benefit if the tax position is effectively (rather than "ultimately") settled through examination, negotiation or litigation.  The Company reevaluates these uncertain tax positions on a quarterly basis.  This evaluation is based on factors including, but not limited to, changes in facts and circumstances, changes in tax law, effectively settled issues, and new audit activity.  Any changes in these factors could result in changes to a tax benefit or tax provision.

Recently Issued Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (the "FASB") issued Accounting Standards Update ("ASU") ASU 2015-03, "Simplifying the Presentation of Debt Issuance Costs".  ASU 2015-03 requires debt issuance costs to be presented in the balance sheet as a direct deduction from the associated debt liability.  ASU 2015-03 is effective for interim and annual reporting periods beginning after December 15, 2015.  The new guidance will be applied on a retrospective basis and early adoption is permitted.  The Company does not expect the adoption of ASU 2015-03 to have a significant impact on the Company's consolidated results of operations, financial position or cash flows.

In November 2015, the FASB issued ASU 2015-17, "Income Taxes (Topic 740) - Balance Sheet Classification of Deferred Taxes".  To simplify the presentation of deferred income taxes, the amendments in this Update require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position.  The amendments in this Update apply to all entities that present a classified statement of financial position.  The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendments in this Update.  For public business entities, the amendments in this Update are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods.  For all other entities, the amendments in this Update are effective for financial statements issued for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018.  Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period.  The amendments in this Update may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented.  If an entity applies the guidance prospectively, the entity should disclose in the first interim and first annual period of change, the nature of and reason for the change in accounting principle and a statement that prior periods were not retrospectively adjusted.  If an entity applies the guidance retrospectively, the entity should disclose in the first interim and first annual period of change the nature of and reason for the change in accounting principle and quantitative information about the effects of the accounting change on prior periods.  The Company does not expect the adoption of ASU 2015-17 to have a significant impact on the Company's consolidated results of operations, financial position or cash flows.

In January 2016, the FASB issued ASU 2016-01 - "Financial Instruments - Overall (Subtopic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities."  ASU 2016-01, among other changes, requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income.  This Update also simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment.  The amendments in ASU 2016-01 will become effective for public business entities for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years.  The Company is currently evaluating the effect of the adoption of ASU 2016-01 will have on its consolidated results of operations, financial position or cash flows.

In February 2016, the FASB issued ASU 2016-02 - "Leases (Topic 842)." Under ASU 2016-02, entities will be required to recognize of lease asset and lease liabilities by lessees for those leases classified as operating leases.  Among other changes in accounting for leases, a lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term.  When measuring assets and liabilities arising from a lease, a lessee (and a lessor) should include payments to be made in optional periods only if the lessee is reasonably certain to exercise an option to extend the lease or not to exercise an option to terminate the lease.  Similarly, optional payments to purchase the underlying asset should be included in the measurement of lease assets and lease liabilities only if the lessee is reasonably certain to exercise that purchase option. The amendments in ASU 2016-02 will become effective for fiscal years beginning after December 15, 2018, including interim periods with those fiscal years, for public business entities. The Company is currently evaluating the effect of the adoption of ASU 2016-02 will have on its consolidated results of operations, financial position or cash flows.

In April 2016 the FASB issued ASC 2016-10 - "Revenue from Contracts with Customers (Topic 606) - Identifying Performance Obligations and Licensing." The core principle of the guidance in Topic 606 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

  Identify the contract(s) with a customer.

  Identify the performance obligations in the contract.

  Determine the transaction price.

  Allocate the transaction price to the performance obligations in the contract.

  Recognize revenue when (or as) the entity satisfies a performance obligation.

The amendments in this Update do not change the core principle of the guidance in Topic 606. Rather, the amendments in this Update clarify the following two aspects of Topic 606: identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas. The amendments in this Update affect the guidance in Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606), which is not yet effective. The effective date and transition requirements for the amendments in this Update are the same as the effective date and transition requirements in Topic 606 (and any other Topic amended by Update 2014-09). Accounting Standards Update 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of Update 2014-09 by one year. The Company is currently evaluating the effect of the adoption of ASU 2016-10 will have on its consolidated results of operations, financial position or cash flows.

Note 4    - Reverse Recapitalization

On October 9, 2015, the Company executed the Purchase Agreement, with Jubilee4 Gold, Inc. ("Jubilee4 Gold"), a then non-reporting shell corporation. The Purchase Agreement was treated as a recapitalization for financial accounting purposes. Jubilee4 Gold, Inc. is considered the acquiree for accounting purposes and their historical financial statements before the Purchase Agreement will be replaced with the historical financial statements of the Company. The common stock account of the Company continues post-merger, while the retained earnings of the acquiree is eliminated. The historical information of the Helix TCS, Inc. is presented for comparative purposes. Helix TCS, Inc. was formed in 2015 and therefore has no operations in prior year.

The Acquisition Agreement  of Helix TCS, LLC was treated as a recapitalization for financial accounting purposes. Jubilee4 Gold, Inc. is considered the acquiree for accounting purposes and their historical financial statements before the Acquisition Agreement were replaced with the historical financial statements of the Company. The common stock account of the Company continues post-merger, while the retained earnings of the acquiree is eliminated. The historical information of the Helix TCS, Inc. is presented for comparative purposes. Helix TCS, LLC was formed in 2015 and therefore has no operations in prior year.

Note 5    - Fair Value of Financial Instruments

The Company has categorized its financial assets and liabilities measured at fair value into a three level hierarchy in accordance with U.S. GAAP.  Fair value is defined as an exit price, the amount that would be received upon the sale of an asset or paid upon the transfer of a liability in an orderly transaction between market participants at the measurement date.  The degree of judgment utilized in measuring the fair value of assets and liabilities generally correlates to the level of pricing observability.  Financial assets and liabilities with readily available, actively quoted prices or for which fair value can be measured from actively quoted prices in active markets generally have more pricing observability and require less judgment in measuring fair value.  Conversely, financial assets and liabilities that are rarely traded or not quoted have less price observability and are generally measured at fair value using valuation models that require more judgment.  These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency of the asset, liability or market and the nature of the asset or liability.

The three levels of fair value hierarchy are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company's financial assets and liabilities, such as cash, accounts receivable and accounts payable approximate their fair values because of the short maturity of these instruments.

Note 6    - Prepaid expenses

Prepaid expenses consist of the following for the periods indicated:

	December 31, 2015	December 31, 2014

Prepaid expenses	$8,578	$-
Prepaid insurance	8,070	-
Total Prepaid expenses and other currentassets	$ 16,648	$-

Note 7    - Property and Equipment, net

The following is a summary of property and equipment, net for the periods indicated:

	December 31, 2015	December 31, 2014
Property and equipment	$59,977	$-
Less accumulated depreciation	(5,620)	-
	$54,357	$-

Depreciation and amortization expense totaled $5,334 and $0 for the years ended December 31, 2015, and 2014, respectively

Note 8    - Other Assets

Other assets consist of the following for the periods indicated:

	December 31, 2015	December 31, 2014

Deposits	$ 20,008	$ -
Total Other assets	$ 20,008	$ -

Note 9    - Convertible Promissory Notes

On December 16, 2015 the Company entered into a Convertible Promissory Note ("Note One") with a lender ("the Holder) in which the Holder provided the  Company $100,000, and the Company promised to pay the principal amount, together with interest at the annual rate of 7%, under the terms and provisions as set forth below. Note One is issued by the Company pursuant to a certain Subscription Agreement by and between the Company and the Holder. The principal balance of Note One shall be convertible at the election of the holder of the Note One, in whole or in part, at any time of from time to time, into the Company's common stock at a 40% discount to the average market closing price for the previous 5 trading days, preceding the date that the notice of conversion is delivered to the Company in writing.

On December 18, 2015, the Company entered into a Convertible Promissory Note ("Note Two") with a lender ("the Second Holder") in which the Second Holder provided the Company $100,000, and the Company promised to pay the principal amount, together with interest at the annual rate of 7%. Note Two is issued by the Company pursuant to a certain Subscription Agreement by and between the Company and the Second Holder. The principal balance of Note Two shall be convertible at the election of the holder of the Note Two, in whole or in part, at any time of from time to time, into the Company's common stock at a 40% discount to the average market closing price for the previous 5 trading days, preceding the date that the notice of conversion is delivered to the Company in writing.

In accordance with ASC 480, Note One and Note Two will be accounted for as a liability initially measured at fair value and subsequently at fair value with changes in fair value recognized in earnings. At each measurement date the 40% discount must be taken into consideration when recording the instrument at fair value. While the shares issued are based upon the principal value of the debt, the 40% discount in place results in the holder having the ability to receive value beyond the principal amount of the debt by settling the at their market value. Accordingly, the fair value of the instrument is calculated at market value of the shares to be received upon conversion at each measurement date and a gain or loss is recorded as such. The market value of the shares as of December 31, 2015 is the Company's common stock at a 40% discount to the average market closing price for the previous 5 trading days.

As of December 31, 2015 and 2014, the Company had principal outstanding of $90,436 and $0, respectively. For the year ended December 31, 2015, the Company accrued interest expense of $537.

Note 10   - Stockholders' Equity

Preferred Stock

On October 1, 2015 the Company issued a total of 1,000,000 shares of its Class A Preferred Stock as part of a reorganization in which Helix Opportunities LLC contributed 100% of itself and its wholly-owned subsidiaries, Security Consultants Group, LLC and Boss Security Solutions to the Company in exchange for 1,000,000 convertible preferred shares of the Company.  The Class A Preferred Stock includes super majority voting rights and are convertible into 60% of common stock.

As of December 31, 2015, the Company was authorized to issue 20,000,000 shares of preferred stock, with a par value of $0.001, of which 1,000,000 shares were issued and outstanding.

Common Stock

On October 9, 2015 the Company issued a total of 8,900,000 shares of its common stock as part of the Purchase Agreement for $51,700, from which certain transaction expenses were paid.

On November 17, 2015 the Company has a net issuance of 1,087 shares of its common stock.

As of December 31, 2015, the Company was authorized to issue 200,000,000 shares of common stock, with a par value of $0.001, of which 23,203,241 shares were issued and outstanding.

Effective on December 21, 2015, the Company issued a total of 20,000,000 shares of its restricted common stock and 1,000,000 shares of Class A Convertible Preferred Stock as part of am Acquisition Agreement in a  reorganization in which Helix Opportunities LLC contributed 100% of Helix TCS, LLC, and its wholly-owned subsidiaries, Security Consultants Group, LLC and Boss Security Solution to the Company in exchange for shares of the Company.

Reverse Split

In October 2015, the Company's shareholders and its Board of Directors approved a 1 for 4 reverse split of the Company's common stock. Such reverse split was effective on October 27, 2015. Prior to the reverse split the Company had 3,908,617 shares issued and outstanding, post-split the Company had 977,154 shares issued and outstanding.

Note 11   - Commitments and Contingencies

Operating Leases

The Company is obligated under an operating lease agreement for an office facility in Colorado.

Rent expense under all office leases aggregated to $14,728 and $0 for the years ended December 31, 2015 and 2014, respectively.  Rent expense was recorded in selling general and administrative expenses in the accompanying Consolidated Statements of Operations.

Future minimum payments of the Company's operating leases are as follows:

2016	$57,280
2017	76,374
2018	76,374
2019	76,374
2020	76,374
Thereafter	19,093
Total	$381,870

Note 12   - Income Taxes

No provision for U.S. federal or state income taxes has been recorded as the Company has incurred net operating losses since inception. Significant components of the Company's net deferred income tax assets as of December 31, 2015 and 2014 consist of income tax loss carryforwards. These amounts are available for carryforward for use in offsetting taxable income of future years through 2035. Realization of the future tax benefits is dependent on the Company's ability to generate sufficient taxable income within the carry-forward period. Utilization of the net operating loss carry-forwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions.  Due to the Company's history of operating losses, these deferred tax assets arising from the future tax benefits are currently not likely to be realized and are thus reduced to zero by an offsetting valuation allowance. As a result, there is no provision for income taxes.

Note 13   - Subsequent Events

In February 2016 the Company issued a $100,000 convertible note payable.

In March 2016 the Company issued a $150,000 convertible note payable.

In March 2016, the Company issued 960,000 restricted common shares for $150,000 with option to acquire up to 1,920,000 shares for $300,000.

In April 2016, the Company issued 200,000 restricted common shares to Uptick Capital for fundraising assistance.

In April 2016, the Company issued 75,000 restricted common shares to Odeon Capital Group and 75,000 restricted common shares to related party.

In April 2016, the Company issued 714,286 restricted common shares for $250,000.

In April 2016, the Company acquired all of the assets of Revolutionary Software, LLC for $300,000 cash and 2,320,000 restricted common shares.

HELIX TCS, INC. FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2016

UNAUDITED

HELIX TCS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2016
	(Unaudited)	December 31, 2015

ASSETS

Current assets
Cash	$14,969	$154,282
Accounts receivable	205,140	94,779
Prepaid expenses	4,056	16,648
Total Current assets	$224,165	$265,709

Property and equipment, net	$55,201	$54,357
Other assets		20,008
Goodwill	1,656,750	0
Deposits	20,000	0
Total Assets	$1,956,115	$340,074

LIABILITIES & STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable and accrued liabilities	$126,375	$2,256
Total current liabilities	126,375	2,256
Convertible notes payable (long term liabilities)	1,041,946	90,436
Total liabilities	$1,168,321	$92,692

Equity	787,794	246,382
Total Stockholders' Equity	$787,794	$246,382

Total Liabilities and Stockholders' Equity	$1,956,115	$340,074

The accompanying notes are an integral part of these financial statements.

HELIX TCS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015

REVENUE	$ 607,600	$ -	$ 1,471,275	$ -
Cost of Revenue	531,181	-	1,346,288	-
GROSS MARGIN	76,418	-	124,988	-

Operating Expenses::
General and administrative	78,882	-	299,399	-
Payroll	77,839	-	233,516	-
Professional services	33,751	-	209,097	-
Total operating expenses	190,472	-	742,013	-

Income (loss) from operations	(114,053)	-	(617,025)	-

Other income (expense)
Change in fair value of derivative instrument	(391,321)	-	(391,321)	-
Depreciation	(467)	-	(1,386)	-
Interest Expense	(7,940)	-	(22,007)	-
Other income (expense) net	(399,727)	-	(414,714)	-

Net loss	(513,781)	-	(1,031,739)	-

The accompanying notes are an integral part of these financial statements.

HELIX TCS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended September 30,

	2016	2015

OPERATING ACTIVITIES
Net income (loss)	$(1,031,739)	$-

Adjustments to reconcile net income
to net cash provided by operations:
Accounts Payable	34,873	-
Advance from Shareholder	76,500	-
Mark-to-market loss on convertible notes	391,321	-
Stock-based expenses	88,000	-
Interest Payable	22,007	-
Accounts Receivable, Net	(110,361)	-
Change in other assets and liabilities	(124)	-
NET CASH PROVIDED BY OPERATING ACTIVITIES	$(529,523)	$-

INVESTING ACTIVITIES
Furniture and Equipment	$4,491	$-
Investment in BOSS Security	(30,000)	-
Investment in Cannabase	(430,246)	-
Investment in SCG LLC	(4,034)	-
NET CASH PROVIDED BY INVESTING ACTIVITIES	$(459,790)	$-

FINANCING ACTIVITIES
Capital Stock	$2,018	$-
Convertible Notes due 12/31/17:Conv Note 3	100,000	-
Convertible Notes due 12/31/17:Conv Note 4	150,000	-
Due from Noteholder	100,000	-
Cash received for Stock Sales	497,982	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	$850,000	$-

Net Increase In Cash	$(139,313)	$-

Cash At The Beginning Of Period	$154,282	$500

Cash At The End Of Period	$14,969	$500

The accompanying notes are an integral part of these financial statements.

Notes to the Financial Statements

September 30, 2016

Unaudited

Note 1       - Organization and Operations

Helix TCS, Inc. ("the Company"), formerly Jubilee4Gold, Inc. ("Jubilee4Gold"), a Delaware corporation, was initially formed on April 18, 2004. On October 9, 2015, Helix Opportunities, LLC entered into a Share Purchase Agreement ("the Purchase Agreement") acquiring the shares of the Company owned by Syndicated Equity, Inc. and acquired 8.9 million new shares of the Company's common stock.  The Company then initiated a 1 for 4 reverse stock split whereby each previously issued share of common stock subsequently represented one quarter of a new share.  Effective October 1, 2015, for accounting purposes, as part of an acquisition amounting to a reorganization dated December 21, 2015, Helix Opportunities LLC exchanged 100% of Helix TCS, LLC and its wholly-owned subsidiaries, Security Consultants Group, LLC and Boss Security Solutions to the Company in exchange for 20 million common shares and 1 million convertible preferred shares of the Company.  The Company provides security, compliance, and technology services to the legal cannabis industry.

The Acquisition Agreement  of Helix TCS, LLC was treated as a recapitalization for financial accounting purposes. Jubilee4 Gold, Inc. is considered the acquiree for accounting purposes and their historical financial statements before the Acquisition Agreement were replaced with the historical financial statements of the Company. The common stock account of the Company continues post-merger, while the retained earnings of the acquiree is eliminated. The historical information of the Helix TCS, Inc. is presented for comparative purposes. Helix TCS, LLC was formed in 2015 and therefore has no operations in prior year.

Note 2    - Going Concern

The Company's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements for the 9 months ended September 30, 2016, the Company has generated minimal revenues and has incurred losses.  These conditions raise substantial doubt as to the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The continuation of the Company as a going concern is dependent upon the ability to raise equity or debt financing, and the attainment of profitable operations from the Company's planned business. Management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

Note 3    - Significant and Critical Accounting Policies and Practices

The management of the Company is responsible for the selection and use of appropriate accounting policies and the appropriateness of accounting policies and their application.  Critical accounting policies and practices are those that are both most important to the portrayal of the Company's financial condition and results and require management's most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.  The Company's significant and critical accounting policies and practices are disclosed below as required by accounting principles generally accepted in the United States of America ("U.S. GAAP").

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP for year-end financial information and the rules and regulations of the Securities and Exchange Commission (the "SEC").  Accordingly, since they are year-end statements, the accompanying consolidated financial statements include all of the information and notes required by U.S. GAAP for annual financial statements, but reflect all adjustments consisting of normal, recurring adjustments, that are necessary for a fair presentation of the financial position for the year ended December 31, 2015 and the results of operations and cash flows for the annual periods presented.

Principles of Consolidation

The Company's consolidated financial statements include all of its accounts and any intercompany balances have been eliminated in accordance with U.S. GAAP.  The Company has three subsidiaries, BOSS Security Solutions, Helix TCS LLC, and Security Consultants LLC.

Use of Estimates and Assumptions and Critical Accounting Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s).

The preparation of financial statements and related disclosures in conformity with U.S. GAAP, and the Company's discussion and analysis of its financial condition and operating results require the Company's management to make judgments, assumptions and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes.  Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities.  Actual results may differ from these estimates and such differences may be material.

Management believes the Company's critical accounting policies and estimates are those related to revenue recognition, allowances, leases and income taxes.

Cash

Cash consists of checking accounts. The Company considers all highly-liquid investments purchased with an original maturity of three months or less to be cash.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts.  The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer's current credit worthiness, as determined by the review of their current credit information; and determines the allowance for doubtful accounts based on historical write-off experience, customer specific facts and economic conditions.

Management charges balances off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  The Company determines when receivables are past due or delinquent based on how recently payments have been received.

Outstanding account balances are reviewed individually for collectability.  The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable.  For the 9 months ended September 30, 2016, the allowance for doubtful accounts was not material.  The Company does not have any off-balance-sheet credit exposure to its customers.

Property and Equipment

Property and equipment is recorded at cost.  Expenditures for major additions and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred.  Depreciation of property and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the estimated useful lives of the respective assets. Property and equipment consists of vehicles, which have an estimated useful life of 1 to 3 years.

Leases

Lease agreements are evaluated to determine if they are capital leases meeting any of the following criteria at inception: (a) transfer of ownership; (b) bargain purchase option; (c) the lease term is equal to 75 percent or more of the estimated economic life of the leased property; or (d) the present value at the beginning of the lease term of the minimum lease payments, excluding that portion of the payments representing executory costs such as insurance, maintenance, and taxes to be paid by the lessor, including any profit thereon, equals or exceeds 90 percent of the excess of the fair value of the leased property to the lessor at lease inception over any related investment tax credit retained by the lessor and expected to be realized by the lessor.

If at its inception a lease meets any of the four lease criteria above, the lease is classified by the Company as a capital lease; and if none of the four criteria are met, the lease is classified by the Company as an operating lease.

Revenue Recognition

The Company provides its services under time-based contracts.  Revenues earned under time-based arrangements are recognized as services are provided.  The Company recognizes revenue from the provision of professional services when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the services have been rendered to the customer, (iii) the sales price is fixed or determinable and (iv) collectability is reasonably assured.  Appropriate allowances for discounts are recorded concurrent with revenue recognition.

Operating Expenses

The Company's operating expenses encompass selling, general and administrative expenses consisting primarily of compensation and related costs for personnel and costs related to the Company's facilities, finance, human resources, information technology and fees for professional services.  Professional services are principally comprised of outside legal, audit, information technology consulting, marketing and outsourcing services as well as the costs related to being a publically traded company.

Income Taxes

The Company accounts for income taxes under the asset and liability method.  This approach requires the recognition of deferred tax assets and liabilities of the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.  The U.S. GAAP guidance for income taxes prescribes a two-step approach for the financial statement recognition and measurement of income tax positions taken or expected to be taken in an income tax return.  The first step evaluates an income tax position in order to determine whether it is more likely than not that the position will be sustained upon examination, based on the technical merits of the position.  The second step measures the benefit to be recognized in the financial statements for those income tax positions that meet the more likely than not recognition threshold. U.S. GAAP also provides guidance on derecognition, classification, recognition and classification of interest and penalties, accounting in interim periods, disclosers and transition.  Under U.S. GAAP, the Company may recognize a previously unrecognized tax benefit if the tax position is effectively (rather than "ultimately") settled through examination, negotiation or litigation.  The Company reevaluates these uncertain tax positions on a quarterly basis.  This evaluation is based on factors including, but not limited to, changes in facts and circumstances, changes in tax law, effectively settled issues, and new audit activity.  Any changes in these factors could result in changes to a tax benefit or tax provision.

Recently Issued Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (the "FASB") issued Accounting Standards Update ("ASU") ASU 2015-03, "Simplifying the Presentation of Debt Issuance Costs".  ASU 2015-03 requires debt issuance costs to be presented in the balance sheet as a direct deduction from the associated debt liability.  ASU 2015-03 is effective for interim and annual reporting periods beginning after December 15, 2015.  The new guidance will be applied on a retrospective basis and early adoption is permitted.  The Company does not expect the adoption of ASU 2015-03 to have a significant impact on the Company's consolidated results of operations, financial position or cash flows.

In November 2015, the FASB issued ASU 2015-17, "Income Taxes (Topic 740) - Balance Sheet Classification of Deferred Taxes".  To simplify the presentation of deferred income taxes, the amendments in this Update require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position.  The amendments in this Update apply to all entities that present a classified statement of financial position.  The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendments in this Update.  For public business entities, the amendments in this Update are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods.  For all other entities, the amendments in this Update are effective for financial statements issued for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018.  Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period.  The amendments in this Update may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented.  If an entity applies the guidance prospectively, the entity should disclose in the first interim and first annual period of change, the nature of and reason for the change in accounting principle and a statement that prior periods were not retrospectively adjusted.  If an entity applies the guidance retrospectively, the entity should disclose in the first interim and first annual period of change the nature of and reason for the change in accounting principle and quantitative information about the effects of the accounting change on prior periods.  The Company does not expect the adoption of ASU 2015-17 to have a significant impact on the Company's consolidated results of operations, financial position or cash flows.

In January 2016, the FASB issued ASU 2016-01 - "Financial Instruments - Overall (Subtopic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities."  ASU 2016-01, among other changes, requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income.  This Update also simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment.  The amendments in ASU 2016-01 will become effective for public business entities for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years.  The Company is currently evaluating the effect of the adoption of ASU 2016-01 will have on its consolidated results of operations, financial position or cash flows.

In February 2016, the FASB issued ASU 2016-02 - "Leases (Topic 842)." Under ASU 2016-02, entities will be required to recognize of lease asset and lease liabilities by lessees for those leases classified as operating leases.  Among other changes in accounting for leases, a lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term.  When measuring assets and liabilities arising from a lease, a lessee (and a lessor) should include payments to be made in optional periods only if the lessee is reasonably certain to exercise an option to extend the lease or not to exercise an option to terminate the lease.  Similarly, optional payments to purchase the underlying asset should be included in the measurement of lease assets and lease liabilities only if the lessee is reasonably certain to exercise that purchase option. The amendments in ASU 2016-02 will become effective for fiscal years beginning after December 15, 2018, including interim periods with those fiscal years, for public business entities. The Company is currently evaluating the effect of the adoption of ASU 2016-02 will have on its consolidated results of operations, financial position or cash flows.

In April 2016 the FASB issued ASC 2016-10 - "Revenue from Contracts with Customers (Topic 606) - Identifying Performance Obligations and Licensing." The core principle of the guidance in Topic 606 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

  Identify the contract(s) with a customer.

  Identify the performance obligations in the contract.

  Determine the transaction price.

  Allocate the transaction price to the performance obligations in the contract.

  Recognize revenue when (or as) the entity satisfies a performance obligation.

The amendments in this Update do not change the core principle of the guidance in Topic 606. Rather, the amendments in this Update clarify the following two aspects of Topic 606: identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas. The amendments in this Update affect the guidance in Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606), which is not yet effective. The effective date and transition requirements for the amendments in this Update are the same as the effective date and transition requirements in Topic 606 (and any other Topic amended by Update 2014-09). Accounting Standards Update 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of Update 2014-09 by one year. The Company is currently evaluating the effect of the adoption of ASU 2016-10 will have on its consolidated results of operations, financial position or cash flows.

Note 4    - Reverse Recapitalization

On October 9, 2015, the Company executed the Purchase Agreement, with Jubilee4 Gold, Inc. ("Jubilee4 Gold"), a then non-reporting shell corporation. The Purchase Agreement was treated as a recapitalization for financial accounting purposes. Jubilee4 Gold, Inc. is considered the acquiree for accounting purposes and their historical financial statements before the Purchase Agreement will be replaced with the historical financial statements of the Company. The common stock account of the Company continues post-merger, while the retained earnings of the acquiree is eliminated. The historical information of the Helix TCS, Inc. is presented for comparative purposes. Helix TCS, Inc. was formed in 2015 and therefore has no operations in prior year.

Since the transaction is considered a reverse recapitalization, the presentation of pro-forma financial information was not required. All share and per share amounts have been retroactively restated to the earliest periods presented to reflect the transaction. At the recapitalization date, Jubilee4 Gold sold 1,944,000 restricted shares of its Common Stock for $148,300 and issued 8,900,000 shares of its Common Stock for $51,700, from which certain Purchase Agreement expenses were paid.

Note 5    - Convertible Promissory Notes

On December 16, 2015 the Company entered into a Convertible Promissory Note ("Note One") with a lender ("the Holder) in which the Holder provided the  Company $100,000, and the Company promised to pay the principal amount, together with interest at the annual rate of 7%, under the terms and provisions as set forth below. Note One is issued by the Company pursuant to a certain Subscription Agreement by and between the Company and the Holder. The principal balance of Note One shall be convertible at the election of the holder of the Note One, in whole or in part, at any time of from time to time, into the Company's common stock at a 40% discount to the average market closing price for the previous 5 trading days, preceding the date that the notice of conversion is delivered to the Company in writing.

On December 18, 2015, the Company entered into a Convertible Promissory Note ("Note Two") with a lender ("the Second Holder") in which the Second Holder provided the Company $100,000, and the Company promised to pay the principal amount, together with interest at the annual rate of 7%. Note Two is issued by the Company pursuant to a certain Subscription Agreement by and between the Company and the Second Holder. The principal balance of Note Two shall be convertible at the election of the holder of the Note Two, in whole or in part, at any time of from time to time, into the Company's common stock at a 40% discount to the average market closing price for the previous 5 trading days, preceding the date that the notice of conversion is delivered to the Company in writing.

On February 12, 2016, the Company entered into a Convertible Promissory Note ("Note Three") with a lender ("the Third Holder") in which the Third Holder provided the Company $100,000, and the Company promised to pay the principal amount, together with interest at the annual rate of 7%. Note Three is issued by the Company pursuant to a certain Subscription Agreement by and between the Company and the Third Holder. The principal balance of Note Three shall be convertible at the election of the holder of the Note Three, in whole or in part, at any time of from time to time, into the Company's common stock at a 40% discount to the average market closing price for the previous 5 trading days, preceding the date that the notice of conversion is delivered to the Company in writing.

On March 11, 2016, the Company entered into a Convertible Promissory Note ("Note Four") with a lender ("the Fourth Holder") in which the Fourth Holder provided the Company $150,000, and the Company promised to pay the principal amount, together with interest at the annual rate of 7%. Note Four is issued by the Company pursuant to a certain Subscription Agreement by and between the Company and the Fourth Holder. The principal balance of Note Four shall be convertible at the election of the holder of the Note Four, in whole or in part, at any time of from time to time, into the Company's common stock at a 40% discount to the average market closing price for the previous 5 trading days, preceding the date that the notice of conversion is delivered to the Company in writing.

In accordance with ASC 480, Note One, Note Two, Note Three, and Note Four will be accounted for as a liability initially measured at fair value and subsequently at fair value with changes in fair value recognized in earnings. At each measurement date the 40% discount must be taken into consideration when recording the instrument at fair value. While the shares issued are based upon the principal value of the debt, the 40% discount in place results in the holder having the ability to receive value beyond the principal amount of the debt by settling the at their market value. Accordingly, the fair value of the instrument is calculated at market value of the shares to be received upon conversion at each measurement date and a gain or loss is recorded as such. The market value of the shares as of September 30, 2016 is the Company's common stock at a 40% discount to the average market closing price for the previous 5 trading days.

In accordance with ASC 480, Notes One, Note Two, Note Three, and Note Four will be accounted for as a liability initially measured at fair value and subsequently at fair value with changes in fair value recognized in earnings. At each measurement date the 40% discount must be taken into consideration when recording the instrument at fair value. While the shares issued are based upon the principal value of the debt, the 40% discount in place results in the holder having the ability to receive value beyond the principal amount of the debt by settling the at their market value. Accordingly, the fair value of the instrument is calculated at market value of the shares to be received upon conversion at each measurement date and a gain or loss is recorded as such. The market value of the shares as of September 30, 2016 is the Company's common stock at a 40% discount to the average market closing price for the previous 5 trading days.

The table below details the outstanding convertible notes as of September 30, 2016 with the amounts owed and the carrying value at that date.  The income statement impact column in the table reflects activity since the inception of each note through September 30, 2016.  The income statement impact of all four notes during the 9 months ended September 30, 2016 was $391,320.52, as shown on the income statement.

Date Issued	Principal Amount	Carrying Value at Sept. 30, 2016	Income Statement Impact

Dec. 16, 2015	$100,000.00	$182,709.45	$82,709.45
Dec. 18, 2015	$100,000.00	$182,709.45	$82,709.45
Feb. 12, 2016	$100,000.00	$182,709.45	$82,709.45
Mar. 11, 2016	$150,000.00	$274,064.17	$124,064.17

Note 6    - Other Assets

Other assets at September 30, 2016 were comprised primarily of goodwill associated with agreements with Revolutionary Software and BOSS Security Solutions.  Collectively these amounted to $490,246.  Additionally, there were $20,000 of security deposits accounted for in Other Assets.

The acquisition of the assets of Revolutionary Software, LLC occurred via two transactions - one on March 14, 2016 and one on April 11, 2016.  The total consideration Helix agreed to pay was $650,000.00 in cash and 2,395,000 shares of restricted common stock of Helix.  A portion of the cash was paid at each transaction closing, and a portion is being paid over time to the relevant sellers.  Revolutionary Software, LLC was the founder and operator of Cannabase, the oldest wholesale marketplace for the legal cannabis industry.  Cannabase will now be a new business line for Helix, and is under development and expansion into new states and verticals.

Note 7    - Stock-based fundraising expenses

Helix engaged Uptick Capital LLC ("Uptick") and Odeon Capital Group LLC ("Odeon") to assist in fundraising efforts.  In accordance with the agreements with these vendors, Helix issued a total of 200,000 shares of restricted common stock to Uptick and a total of 150,000 restricted common shares to Odeon and its affiliates during the 9 months ended September 30, 2016.

Note 8     - Subsequent Events

The Company entered into an Agreement to purchase shares consisting of up to 34% of the fully diluted outstanding shares of Bio-Tech Medical Software, Inc. for a purchase price of $14,900,000 in cash and 200,000 restricted common shares of the Company, on December 9, 2016.  This transaction has not closed and is subject to financing, which is likely to include outside partners.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Audited financial statements for the years ended December 31, 2015 and 2014.

Unaudited financial statements for the three and nine months ended September 30, 2016.

(b)

Exhibit No.	Description

2.1	Acquisition Agreement between Helix TCS, LLC and Helix TCS, Inc.	(1)

3(i).1	Articles of Incorporation of Jubilee4 Gold, Inc.	(1)

3(i).2	Certificate of Amendment to Articles of Incorporation of Helix TCS, Inc.	(1)

3(i).3	Certificate of Amendment to Articles of Incorporation of Helix TCS, Inc. - Designation of Rights and Privileges Class A Preferred Stock	(1)

3(ii).1	Bylaws of Helix TCS, Inc.	(1)

4.1	Form of Convertible Promissory Notes	(1)

10.1	Asset Purchase Agreement dated April 11, 2016	(1)

23.1	Consent of Independent Registered Public Accounting Firm	Filed Herewith

(1) Incorporated by reference from the exhibits included in the Company's Registration Statement filed on Form 10-12G with the Securities and Exchange Commission (www.sec.gov), dated December 8, 2016.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

HELIX TCS, INC.

/s/ Zachary L. Venegas	Date: February 13, 2017
Zachary L. Venegas
Chief Executive Officer
Principal Executive Officer
Principal Financial Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Zachary L. Venegas	Date: February 13, 2017
Zachary L. Venegas
Director

/s/ Paul Hodges	Date: February 13, 2017
Paul Hodges
Director